ACQUISITION AGREEMENT
                    dated May 1, 1997
                      by and among
                   BAB Holdings, Inc.
              BAB Acquisition Corporation
              My Favorite Muffin Too, Inc.
   Muffin Holdings of Pennsylvania, a limited partnership
             Ruth Stern, Owen Stern and Ilona Stern

                   TABLE OF CONTENTS

ARTICLE 1.  THE MERGER
1.1   The Merger
1.2   Effective Time of the Merger
1.3   Effects of the Merger
1.4   Certificate of Incorporation
1.5   By-Laws
ARTICLE 2.  CONSIDERATION
2.1   Conversion of Shares
2.2   Surrender of Certificates
2.3   Cash Consideration.
2.4   Ownership of MFM Too
ARTICLE 3.  SECURITIES DISCLOSURES REGARDING BAB SHARES
3.1   Unregistered Shares; Restrictions on Transfer
3.2   Registration Rights Agreement
ARTICLE 4.  ACQUIRED ASSETS
4.1   Acquired Assets
ARTICLE 5.  ACQUIRED LIABILITIES
5.1   Acquired Liabilities
ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF MFM AND
            SHAREHOLDERS
6.1   Due Formation
6.2   Due Authorization
6.3   No Breach
6.4   Clear Title
6.5   Condition of Assets
6.6   Litigation
6.7   Labor Matters
6.8   Taxes
6.9   Employee Benefits
6.10  Full Disclosure
6.11  Financial Statements
6.12  Absence of Certain Developments
6.13  Proprietary Rights
6.14  Compliance with Laws
6.15  Operating Contracts
6.16  Real Estate
6.17  Receivables
6.18  Books and Records
6.19  Employees
6.20  Licenses and Permits
6.21  Sufficiency of Assets
6.22  Other Material Contracts and Obligations
6.23  Shareholders
6.24  Subsidiaries
6.25  Products Liability Claims
6.26  Insurance
6.27  Brokers
6.28  Certain Payments
6.29  Relationship with Related Persons
6.30  Inventory
6.31  Environmental Matters
6.32  Franchise Operations
6.33  Expense of Claims Covered by Escrowed Stock
6.34  Breach of Representations and Warranties by Shareholders
ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF BAB AND BAB SUB
7.1   Due Incorporation
7.2   Due Authorization
7.3   No Breach
7.4   Full Disclosure
7.5   Brokers
7.6   BAB Shares
7.7   Securities Laws Filings
7.8   Compliance with Laws
7.9   Licenses and Permits
7.10  Breach of Representations and Warranties by BAB or BAB
      Subsidiaries.
ARTICLE 8.  PERFORMANCE BY MFM AND SHAREHOLDERS PENDING CLOSING
8.1   Access to Information
8.2   Business As Usual
8.3   Encumbrances
8.4   Pay Increases
8.5   Restrictions on New Contracts
8.6   Additional Franchise Sales
8.7   Preservation of Business
8.8   Payment and Performance of Obligations
8.9   Restrictions on Sale of Assets
8.10  Prompt Notice
8.11  Consents
8.12  Copies of Documents
8.13  No Solicitation of Other Offers
8.14  Inventory
8.15  Insurance
8.16  Filing Reports and Making Payments
8.17  Capital Expenditures
8.18  COBRA
8.19  Limitation on Transactions in Purchasers' Securities
8.20  Dividends
ARTICLE 9.  PERFORMANCE BY BAB AND BAB SUB PENDING CLOSING
9.1   Access to Information
9.2   Business As Usual
9.3   Preservation of Business
9.4   Prompt Notice
9.5   Filing Reports and Making Payments
ARTICLE 10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BAB AND BAB
             SUB
10.1  Accuracy of Representations and Warranties
10.2  Compliance with Covenants and Agreements
10.3  No Adverse Change
10.4  Proceedings
10.5  Consents and Approvals
10.6  Financial Statements
10.7  Employment
10.9  Due Authorization
ARTICLE 11.  CONDITIONS PRECEDENT TO OBLIGATIONS OF MFM AND
             SHAREHOLDERS
11.1  Accuracy of Representations and Warranties
11.2  Compliance with Covenants and Agreements
11.3  No Adverse Change
11.4  Proceedings
11.5  Consents and Approvals
ARTICLE 12.  INDEMNIFICATION
12.1  Indemnification by the Shareholders
12.2  Indemnification by Purchaser
12.3  Procedure for Indemnification
12.4  Survival of Representations, Warranties and Covenants
12.5  Limitation on MFM, Inc.'s and Shareholders Obligations
ARTICLE 13.  CLOSING
13.1  Closing
13.2  Documents to be Delivered by MFM and Shareholders
13.3  Documents to be Delivered by BAB and BAB Sub
ARTICLE 14.  PERFORMANCE FOLLOWING THE EFFECTIVE TIME
14.1  Collection of Receivables
14.2  Further Acts and Assurances
ARTICLE 15.  TERMINATION
15.1  Termination
15.2  Return of Documents and Nondisclosure
ARTICLE 16.  TITLE AND RISK OF LOSS
16.1  Title and Risk of Loss
ARTICLE 17.  DEFINITIONS
ARTICLE 18.  MISCELLANEOUS
18.1  Preservation of and Access to Records
18.3  Employees
18.4  Public Announcements
18.6  Sales, Use and Deed Taxes
18.7  Notices
18.8  Entire Agreement
18.9  Remedies Cumulative
18.10 Specific Performance
18.11 Amendments
18.12 Successors and Assigns
18.13 Costs
18.14 Governing Law
18.15 Counterparts; Facsimile
18.16 Headings
18.17 Scope of Agreement
18.18 Number and Gender
18.19 Severability
18.20 Parties in Interest
18.21 Waiver
LIST OF SCHEDULES AND EXHIBITS


                 ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT ("Agreement") is made and entered into as of the 1st day of May, 1997, by and among BAB Holdings, Inc., an Illinois corporation ("BAB"), BAB Acquisition Corporation, an Illinois corporation ("BAB Sub") which is a wholly-owned subsidiary of BAB; My Favorite Muffin Too, Inc. ("MFM Too"), a New Jersey corporation, Muffin Holdings of Pennsylvania ("MH"), a New Jersey limited partnership, which is wholly-owned by MFM Too (collectively "MFM"), and Owen Stern, Ruth Stern and Ilona Stern, who are the sole shareholders of MFM Too (collectively, the "Shareholders").

RECITALS

     	WHEREAS, the Shareholders are the owners of all of the issued and outstanding shares of each class and series of capital stock of MFM Too and, indirectly, through MFM Too, are the owners of all equity interests in MH;

     	WHEREAS, MFM Too is engaged in the business of owning, operating and franchising My Favorite Muffin stores; and MH is in the business of owning and operating a My Favorite Muffin stores;
(collectively the "Business"); and

     	WHEREAS, MFM desires to transfer and convey to BAB, and BAB desires to acquire, by merger through BAB Sub, all of the assets and rights used or useful in, or related to the operation of the Business on the terms and conditions set forth in this Agreement;

     	NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.  THE MERGER

     	1.1	The Merger.  At the Effective Time (as defined in
Section 1.2), BAB Sub shall be merged with and into MFM Too and the separate existence of the BAB Sub shall thereupon cease, with MFM Too being the surviving corporation in the Merger (the
"Survivor").

	     1.2	Effective Time of the Merger.  The Merger shall become
effective upon the later of the filing of the Certificate of Merger (a) with Secretary of State of the State of Illinois or
(b) with the Secretary of State of the State of New Jersey (the
"Effective Time"). The Certificates of Merger shall be filed as soon as practicable after the Closing of the Merger under Article
13 hereof (the "Closing").

	     1.3	Effects of the Merger.  The Merger shall have the
effects set forth in the applicable sections of the Illinois
Business Corporations Act and of the New Jersey Business
Corporations Act.

	     1.4	Certificate of Incorporation.  The Certificate of
Incorporation of MFM Too, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Survivor.

	     1.5	By-Laws.  The By-Laws of MFM Too, as in effect
immediately prior to the Effective Time, shall be the By-Laws of the Survivor.

ARTICLE 2.  CONSIDERATION

    	2.1	Conversion of Shares.  As of the Effective Time, by
virtue of the Merger and without any action on the part of any holder thereof:
     (a)	Each outstanding share of the Common Stock,
without par value, of BAB Sub shall be converted into the
right to receive one share of the Common Stock, without par
value, of MFM Too, resulting in the issuance of One Hundred
Fifty (150) shares of the Common Stock of MFM Too,
representing all of the issued and outstanding shares of
Common Stock of MFM Too, to BAB, the sole shareholder of BAB
Sub.
     (b)	The sole asset of BAB Sub, now merged into and
acquired by MFM Too, consisting of 432,608 shares of the
Common Stock of BAB, shall be distributed to the
Shareholders and to Pierce W. Hance as an accommodation to
the Shareholders.
     (c)	18,625 BAB Shares of the number of BAB Shares
determined in 2.1(b) above, which number of BAB shares shall be determined by dividing (i) $65,000 by (ii) the mean of
the closing prices of the Common Stock of BAB over the
thirty (30) trading days immediately preceding the date of
Closing, shall be issued to Pierce W. Hance as an
accommodation to the Shareholders in partial consideration
of the fee or fees due to Pierce W. Hance and Strategic
Advisory Group, Inc. by the Shareholders upon consummation
of this Agreement.
     (d)	Upon such distribution to and on behalf of the
Shareholders, all outstanding shares of MFM Too held by the Shareholders shall be canceled and retired and shall cease to exist, and BAB shall then be the sole shareholder of MFM
Too.

2.2	Surrender of MFM Too Certificates.

     (a)	Immediately after the Effective Time, the
Shareholders shall surrender to BAB the certificate or certificates which, prior to the Effective Time, represented the shares of MFM Too owned by the Shareholders, duly endorsed in blank or accompanied by an appropriate instrument of transfer satisfactory in form and substance to counsel for BAB. Upon such surrender and subject to Section 2.2(b) below, BAB shall issue stock certificates evidencing the number of unregistered BAB Shares to the Shareholders and to Pierce W. Hance as an accommodation to the Shareholders, as set forth below:

                        MFM Too Cert. No. and       No. of BAB
Shareholder               No. of Shares               Shares
---------------------   ---------------------     --------------

Owen Stern                Cert. No.3/50 shares      140,755 shares
Ruth Stern                Cert. No.1/50 shares      136,614 shares
Ilona Stern               Cert. No.2/50 shares      136,614 shares

Pierce W. Hance                                      18,625 shares

     (b)	Two Hundred Thousand (200,000) BAB Shares of the
BAB Shares issued pursuant to Section 2.2(a) above, shall be delivered to LaSalle National Trust, N.A., or such other entity as mutually agreed to by BAB and Shareholders, as Escrow Agent, to be held pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit A, pending the resolution of each of the Heron and Mann arbitration claims, an unasserted, potential claim by Mr. Carpet, and the resolution of the New Jersey sales audit inquiry (the "Escrowed Shares"). The Escrowed Shares shall be applied to offset the amount of any award, with respect to the arbitration proceedings or carpet claim, or final determination of tax liability by order of court or by agreement of the taxing authority and BAB, with respect to the sales audit inquiry. The number of shares to be applied to each such offset shall be the amount of the award or tax liability divided by the per share price determined in
Section 2.1(b)(ii) above. The Escrowed Stock shall not be applied to the costs or expenses of the defense of such claims. Since the amount of damages claimed in the Heron matter is greater than fifty percent (50%) of the value of the Escrowed Shares, within thirty (30) days of the resolution of the Heron claim, BAB and the Shareholders shall determine the number of Shares to remain escrowed which they shall reasonably agree to be sufficient to cover the value of the remaining claims based upon the facts, circumstances and status of the remaining claim or claims at that time. After deducting the number of BAB Shares to satisfy the Heron claim, if any, and after deducting the number of Shares to adequately cover the value of the remaining claim(s) with respect to the Escrowed Stock, if there is a surplus of Shares of Escrowed Stock, such surplus Shares shall be released to the Shareholders. Upon resolution of all four claims, any remaining Escrowed Shares shall be released to the Shareholders.

    	2.3	Cash Consideration.  As additional consideration, BAB
shall pay at Closing by bank check, money order or wire transfer the amount of One Hundred Ninety-Seven Thousand Seven Hundred
Fifty Dollars ($197,750) jointly to Owen and Ruth Stern, and
Sixty-One Thousand Two Hundred Fifty Dollars ($61,250) to Ilona
Stern.

     	2.4	Ownership of MFM Too.    At the Effective Time, and by
virtue of the Merger, all of the assets and liabilities of MFM
Too shall be beneficially owned by BAB as a result of MFM Too becoming a wholly-owned subsidiary of BAB.

ARTICLE 3.  SECURITIES DISCLOSURES REGARDING BAB SHARES

     	3.1	Unregistered Shares; Restrictions on Transfer.  The
Shareholders understand, acknowledge, represent and agree as follows with respect the BAB Shares:

a.	The BAB Shares have not been registered under the
Securities Act (as hereinafter defined) or any state securities law and BAB is relying upon exemptions from such registration in connection with the issuance of the BAB
Shares to Shareholders.

b.	Shareholders are acquiring the BAB Shares for
their own account for investment, with no present intention of distributing, reselling, pledging or otherwise disposing of its interest in the BAB Shares.

c.	Shareholders have been provided with access to all
information with respect to BAB and its business (including the opportunity to meet with the BAB's officers, to request additional information regarding BAB's financial condition, properties, management and material contracts, and ask questions of them), and have utilized such access to make an informed decision to acquire the BAB Shares.

d.	Shareholders may not sell the BAB Shares prior to
January 1, 1999 and may not sell the BAB Shares thereafter unless they are registered under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from such registration requirements.
Even if such shares are so registered or if exemption from registration is available, there can be no assurance that there will be a market for these shares.

e.	Any certificate representing the BAB Shares will
bear a legend in substantially the following form:
The securities evidenced by this certificate have not been registered either under applicable federal law and rules or applicable state law and rules. No sale, offer to sell, or transfer of these securities may be made unless a registration statement under the Securities Act of 1933, as amended, and any applicable state law with respect to such securities is then in effect or an exemption from the registration requirements of such laws is then, in fact, applicable to such securities.

     	3.2	Registration Rights Agreement.  BAB agrees to
register the BAB Shares for sale under the Securities Act of 1993 on or before December 31, 1997 either pursuant to participatory rights in a secondary offering or in a separate registration pursuant to the terms and conditions set forth in a Registration Rights Agreement substantially in the form attached as Exhibit A.

ARTICLE 4.  ACQUIRED ASSETS

    	4.1	Acquired Assets.  As of the Effective Time, the
Survivor, for the benefit of BAB, shall acquire from MFM the assets, properties, Contracts, operations and business used or useful in connection with the operation of the Business owned and operated by MFM, which are to be acquired pursuant to this Agreement (collectively the "Assets") including, without limitation:

a. All of MFM's right, title and interest in and to the real property leased by MFM in connection with the operation of the Business, together with the improvements, fixtures, hereditaments and appurtenances thereto;

b. All of MFM's right, title and interest in and to any and all federal, state, foreign and common law trademarks, trademark registrations and applications therefor, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, trade names, assumed names, logos, patents, patent applications, technology, know-how, trade secrets, processes, formulas, recipes, drawings, designs and similar intellectual property and proprietary rights of any kind, as well as MFM's transferable interests in any and all federal, state and foreign common law rights protecting the same, including, but not limited to, those proprietary rights described on Schedule 4.1(b) hereto (the
"Proprietary Rights");

c. All of MFM's equipment, machinery, furniture, fixtures, furnishings, tooling, personal property, shelving, patterns, molds, office equipment, computer hardware, trade fixtures, leasehold improvements, tools and other tangible personal property owned or leased by MFM and used or useful in the operation of the Business, together with any manufacturer, vendor or installer warranties thereon ("Personal Property");

d. All of MFM's vehicles used or useful in the operation of the Business, including, but not limited to, those vehicles described on Schedule 4.1(d) hereto (the
"Vehicles");

e. All of the telephone numbers and telephone directory advertisements used by MFM in the operation of the Business;

f. All of MFM's business records relating to the Business, including, but not limited to, files and records, customer lists, lists of suppliers, operations and other manuals, accounting records (including work papers related thereto), correspondence, files, research data, advertising data, Contracts and other records and information necessary or desirable for Purchaser to carry on the Business in the ordinary course on and after the Effective Time;

g. All of MFM's contract rights and benefits in and to the Contracts, Contracts in progress, commitments, leases, licenses, franchise agreements, area franchise development agreements and all other agreements which relate to or arise from or are used or are necessary for the Business and any amendments thereto; all such Contracts, Contracts in progress, commitments, leases, agreements, licenses, franchise agreements, area franchise development agreements and all other agreements are described in
Schedule 4.1(g) hereto (the "Operating Contracts");

h. All of MFM's governmental licenses, certificates, franchises, permits, registrations, concessions, consents and approvals related to the Business, including, but not limited to, those described in Schedule 4.1(h) hereto (the
"Licenses");

i. All of MFM's prepaid expenses, credit memos and deposits which relate to the Business, the categories of which are described in Schedule 4.1(i) hereto;

j. All of MFM's office, shop and other supplies used in the operation of the Business and which are on hand as of the Effective Time;

k. All of MFM's accounts receivable, notes receivable and other rights to the payment of money arising out of the operation of the Business and which remain uncollected on the Effective Time, whether or not evidenced by a writing or reflected on the Balance Sheets (as hereinafter defined) (the "Receivables");

l. All of MFM's inventory which is on hand as of the Effective Time, including raw materials, work in process and finished goods (the "Inventory");

m. All of the plans, specifications, blueprints, surveys, repair and operating manuals, warranties, guaranties, maintenance records, information regarding real estate taxes, assessments and/or insurance and other written information in the possession of MFM Too or MH relating to any of the Purchased Assets or to the improvements on any Leased Premises as well as copies of the certificates of occupancy for such improvements;

n. All of MFM's rights, if any and to the extent transferable, in any computer software and software program documentation in computer readable and hard-copy forms reasonably acceptable to Purchaser, including, but not limited to, the software described in Schedule 4.1(n) hereto (the "Software");

o. All of MFM's rights and claims against third parties relating to the Purchased Assets;

p. All of MFM's supply of brochures, displays, models and other marketing materials on hand as of the Effective
Time, as well as the camera ready art, negatives, proofs and other reproduction materials for the same;

q. All saleable goodwill as a going concern and other intangible personal property of MFM which comprise a part of the Business;

r. All cash and cash equivalents on hand and/or on deposit in bank and/or brokerage accounts as of the Effective Time;

s. All other assets of MFM of every type, nature and description; and

t. All accretions and additions to the Purchased
Assets that occur prior to the Effective Time.


ARTICLE 5.  ACQUIRED LIABILITIES

     5.1	Acquired Liabilities.  MFM covenants and agrees that as
of the Effective Date debts, liabilities and obligations of MFM set forth in the following subsections (a) through (g) represent all of such debts, liabilities and obligations as of such date:

a.	Contracts, Leases, Agreements, Etc.; Liens.
Schedule 5.1(a) sets forth a list (including, in the case of oral arrangements, a written description of all material terms thereof) of each lease, contract, agreement (including hold harmless agreements) or other commitments, written or otherwise, related to MFM and/or the Business or the Assets (as of March 31, 1997, or such later date as may be stated on such Schedule), including, without limitation, the following:
(i)	The purchase of any services, materials,
inventory, services, supplies or equipment;
(ii)	The sale of assets, products or services
(including customer purchase orders), which is in any
way not yet performed;
(iii)	The lease of any equipment, furniture,
furnishings, fixture, vehicles, machinery or any other
personal property; or
(iv)	The lease of any real property.
Except as specifically set forth in Schedule
5.1(a), each contract, commitment, or arrangement referred to in Schedule 5.1(a) is terminable pursuant to the terms of the contract without penalty, cost, or liability on notice not exceeding sixty (60) days. MFM is not in material breach (nor has it received notice of a claim that it is in material breach) of any contracts identified on Schedule 5.1(a) as not terminable on 60 days notice. All such contracts, commitments or other arrangements are assignable without consent of any person other than as listed in
Schedule 5.1(a) and such consents, if any, as are required shall be obtained by MFM prior to the Closing.

b.	Loans and Credit Agreements, Etc.  Schedule 5.1(b)
sets forth a list of all outstanding mortgages, promissory notes, evidences of indebtedness, security agreements, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, related to the Business or the Assets to which MFM is a party (as lender or borrower), written or otherwise, and all amendments or modifications, if any, thereof.

c.	Insurance Policies and Claims.  Schedule 5.1(c)
sets forth a list of all policies of insurance maintained by MFM and covering its officers, directors, employees, or the Business or the Assets, copies of which policies have been provided by MFM or the Shareholders to BAB, which list includes descriptions of each claim made by MFM under any such policy of insurance within the past 3 years, describing such claim and the amount thereof.

d.	Employee Plans.  Schedule 5.1(d) sets forth a list
of all Employee Plans (as defined below) of MFM and any related insurance contracts and trust and custodial agreements.
"Employee Plans" means any health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by MFM's policies or practices, including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder ("ERISA"), any "welfare plan" as defined in
Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which MFM is a party or by which MFM is bound with respect to any present or former employees; (ii) which MFM has at any time established or maintained for the benefit of or relating to present or former employees, leased employees or agents of the Business, and/or their dependents, or directors of MFM; or (iii) with respect to which MFM has made any payments or contributions since the date of the Balance Sheet, or otherwise has any liability.

e.	Taxes.  Schedule 5.1(e) sets forth a list of (i)
all tax, assessment or information reports and returns related to the Business or the Assets filed by or on behalf of MFM or its predecessors, subsidiaries or affiliates with any jurisdiction during the last three years, and (ii) a list of all tax or assessment elections of MFM in effect.

f.	Employees.  Schedule 6.19 sets forth the name and
current compensation of each employee, including bonuses and incentive pay arrangements.

g.	Other Obligations.  Schedule 5.1(g) sets forth a
list of all other obligations related to the Business or the Assets to be assumed by BAB.


ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF MFM AND
            SHAREHOLDERS

     	As an inducement for BAB and BAB Sub to enter into this Agreement and consummate the transactions contemplated hereby, intending that BAB and BAB Sub rely thereon in entering into and performing this Agreement, MFM and the Shareholders jointly and severally warrant and represent to BAB and BAB Sub that each and all of the following are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects at and as of the Closing:

    	6.1	Due Formation.  MFM, Too is a corporation duly formed,
validly existing and in good standing under the laws of the State of New Jersey and has all requisite power and authority, corporate and otherwise, to own, operate and lease their properties and assets and to conduct their respective portion of the Business as it is now being conducted. MH is a limited partnership duly formed, validly existing in a good standing under the laws of the State of New Jersey and has all requisite power and authority to own, operate and lease its properties and assets and to conduct its respective portion of the Business as it is now being conducted. All of the interests in MH, as general partner and limited partner, are owned beneficially and of record by MFM Too. Each of MFM Too and MH is duly qualified to transact business as a foreign corporation or partnership, as applicable and is in good standing under the laws of New Jersey;
and there are no other jurisdictions in which any of them is required to be so qualified and the failure to be so qualified could reasonably be expected to have a Material Adverse Effect
(as hereinafter defined) on MFM Too, MH. Neither MFM Too nor MH is subject to any Contract which restricts or may restrict the conduct of the Business in any jurisdiction or location except for territorial protections contained in MFM's franchise agreements and area development agreements listed on Schedule
4.1(g) hereto.

     	6.2	Due Authorization.  The execution, delivery and
performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by MFM pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on their part including authorization by their respective Board of Directors, general partner, and Shareholders, as applicable.
This Agreement and the documents, instruments and agreements to be executed and/or delivered by MFM and the Shareholders pursuant to this Agreement have been or will be on or before the Effective Time duly and validly authorized, executed and delivered by MFM and the Shareholders, and the obligations of MFM and the Shareholders hereunder and thereunder are or will be upon such execution or delivery valid and legally binding, and this Agreement and the documents, instruments and agreements to be executed and/or delivered by MFM and the Shareholders pursuant to this Agreement are or will be upon such execution and delivery enforceable against MFM and the Shareholders in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), including, among others, limitations on the availability of equitable remedies.

     	6.3	No Breach.  MFM has full corporate (or partnership)
power and authority to perform its obligations under this Agreement and the documents, instruments and agreements to be executed and/or delivered by them pursuant hereto. The execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by MFM pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Certificate of Incorporation or Bylaws (or comparable governing documents or instruments) of MFM Too or MH; (ii) to their Knowledge, violate any Applicable Laws
(as hereinafter defined), issued, enacted, entered or deemed applicable by any Governmental Body (as hereinafter defined) having jurisdiction over MFM Too or MH or any of their respective properties or assets; (iii) to their Knowledge, except as provided in Schedule 6.3 hereto, require any filing with, permit from, consent or approval of, or the giving of any notice to, any Person (as hereinafter defined); (iv) to their Knowledge, except as provided in Schedule 6.3 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, or other Contract to which MFM is a party, or by which it or any of its properties or assets may be bound, including the Operating Contracts; or (v) to their Knowledge, result in the creation or imposition of any Encumbrance on any of the Assets of MFM.

     	6.4	Clear Title.  At the time good, valid and marketable
title to all of the Assets, whether real, personal or mixed, and whether tangible or intangible including, without limitation, all of the properties and assets reflected on the Balance Sheets
(except for personal property sold since the date of the Balance Sheets in the Ordinary Course of Business), free and clear of any and all Encumbrances, of any kind, nature or description whatsoever, except as provided in Schedule 6.4 hereto.

     	6.5	Condition of Assets.  All of the Assets to be acquired
pursuant to the merger contemplated by this Agreement (i) have been maintained in accordance with prudent business practice,
(ii) are in reasonably good operating condition and repair, subject only to ordinary wear and tear, and (iii) are usable and fit for their intended purpose. MFM and the Shareholders shall use their respective best efforts and shall cooperate with BAB and BAB Sub with respect to the transfer to Survivor of all existing manufacturers', vendors', installers' or other warranties for the Assets which are in effect as of the Effective
Time.

     	6.6	Litigation.  Except as described in Schedule 6.6
hereto, neither MFM nor the Shareholders has notice of any pending Proceeding (as hereinafter defined):

     a.	that has been commenced by or against MFM or the
Shareholders relates to or may affect the business of, or any of the assets owned or used by, MFM or the Shareholders;
or

    	b.	that challenges, or that may have the effect of
preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

     To the Knowledge of MFM and the Shareholders, (1) no such Proceeding has been Threatened (as hereinafter defined), and (2) no event has occurred or circumstance exists that MFM or the Shareholders, in exercise of reasonable judgment, believe may give rise to, or serve as a basis for, the commencement of any such Proceeding. Each of MFM has delivered to BAB copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 6.6 hereto. Except as otherwise disclosed in Schedule 6.6, the Proceedings listed in Schedule 6.6 will not have a Material Adverse Effect on MFM or the Business. Neither of MFM nor the Shareholders has notice that such person is a party to or subject to the provisions of any writ, ruling, award, executive order, directive, requirement, injunction (whether temporary, preliminary or permanent), judgment, decree or other order issued, enacted, entered or deemed applicable by any Governmental Body which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MFM or the Survivor or impair the ability of MFM or the Shareholders to consummate the transactions contemplated hereby.

     6.7	Labor Matters.  MFM has never been a party to any
collective bargaining agreement or other labor Contract. There has never been, and there is not presently pending or existing, and to the Knowledge of MFM and the Shareholders there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration or other Proceeding with respect to any grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board, or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting any of MFM or the Business, and no application for certification of a collective bargaining agreement is pending or, to the Knowledge, is Threatened. To the best of their Knowledge of MFM and the Shareholders, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any of MFM Too or MH and no such action is contemplated by MFM. MFM has complied in all material respects with all Applicable Laws relating to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, and MFM has no notice of any allegation, charge, complaint or Proceeding pending or to its Knowledge Threatened against it or any of its officers, directors, or employees relating to any such laws, and MFM has no notice of any basis for any such allegation, charge, complaint, or Proceeding.

	     6.8	Taxes.
a.	Except as described in Schedule 6.8 hereto, all
returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state, county, local or other Tax (as hereinafter defined) that are required to be filed on or before the Effective Time by or with respect to MFM or any other corporation or entity that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of which MFM was a member for any period ending on or prior to the Effective Date, have been or will be duly and timely filed, and all Taxes (as hereinafter defined), including interest and penalties, due and payable pursuant to such Tax Returns, have been paid or adequately provided for in reserves established by MFM, except where the failure to file, pay, or provide for do not, and insofar as reasonably can be foreseen will not have, a Material Adverse Effect on the Survivor, or the Business.

b.	Except as described in Schedule 6.8 hereto, MFM
has no notice of any material claim against any of them with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to MFM that has not been adequately provided for in reserves established by MFM.

c.	Except as described in Schedule 6.8 hereto, the
total amounts set up as liabilities for current and deferred Taxes on the books of MFM has been prepared in accordance with GAAP and are sufficient to cover the payment of all material Taxes, including any penalties or interest hereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of the MFM through the periods covered thereby.

d.	With respect to MH, MH has filed all required tax
returns, and those tax returns have been materially accurate in all respects. MH is not under examination and has not been notified of any examinations by any tax authorities. The general partner and limited partners have reported all income and loss consistent with the K-1s.

     	6.9	Employee Benefits.
     a.	Neither MFM nor any current or former
affiliate of any of MFM, has at any time maintained,
contributed to, or obligated itself, or otherwise had
any debt, liability or obligation with respect to any
Benefit Plans (as hereinafter defined), with respect to
which the Survivor or BAB will incur any debts,
liabilities or obligations as a result of the
consummation of the transactions contemplated hereby;
and
     b.	the requirements related to the continuation
of medical benefit coverage for former employees of MFM, their spouses, and other dependents as required to be provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations and state continuation coverage laws ("COBRA") have been satisfied and will be satisfied by MFM following the Effective Date.

     	6.10	Full Disclosure. No representation or warranty made by
MFM or by Shareholders in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by any of them pursuant to this Agreement, and no statement, certificate or other document or instrument furnished or to be furnished by or on behalf of either any of them pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit, to state a material fact necessary to make the statements contained herein and therein not misleading or any fact necessary to provide BAB with proper and adequate information concerning the properties, Assets, revenues, Business, operations, liabilities, financial condition and prospects of MFM. Neither MFM nor the Shareholders has knowingly failed to fully disclose to BAB any and all facts and information known to it/him/them that reasonably could be expected to have a Material Adverse Effect on the Survivor or the Business.

     	6.11	Financial Statements.  MFM Too has furnished true and
correct copies to BAB of the audited financial statements identified in Schedule 6.11 attached hereto, which financial statements include MH financial/operating information and has furnished true and correct copies to BAB of the MFM, Inc.
reviewed financial statements identified in Schedule 6.11.
Except as provided in Schedule 6.11 hereto, all of said financial statements, including any notes thereto, are true and correct in all material respects and fairly present their financial position and condition as of the respective dates of such statements and their results of operations for the periods covered, in accordance with GAAP applied on a basis consistent with that of prior years and periods. MFM shall, as soon as reasonably possible, furnish to BAB combined, audited financial statements for MFM Too, MH and MFM, Inc. for the twelve-month period ended December 31, 1996 and combined financials statements for such entities for the three-month period ended March 31, 1997, as if MFM was reporting on a consolidated basis for such periods. The audited financial statements to be provided to BAB will satisfy applicable requirements under the Securities Act of 1933 and the Securities and Exchange Act of 1934. The auditors of MFM are "independent" auditors whose reports are or will be in conformity with Regulation S-X. Subsequent to December 31, 1996, which is the date of the most recent audited financial statements of MFM
Too and the most recent reviewed financial statements of MFM, Inc. (collectively the "Financial Statements") provided in
Schedule 6.11, there have been no material adverse changes in the properties, assets, liabilities, revenues, expenses, operations, financial condition or prospects of the Business from that reflected in said Financial Statements. Except for debts, liabilities and obligations (i) to be reflected or reserved against in the Financial Statements or in the notes thereto, (ii) current liabilities incurred in the Ordinary Course of Business since the date of the balance sheets, and/or (iii) described on
Schedule 6.11 hereto, MFM does not have any debts, liabilities or obligations of any nature, whether secured, unsecured, known, unknown, accrued, absolute, fixed, contingent or otherwise, whether due or to become due, which, individually or in the aggregate, could reasonably be expected to have a Material
Adverse Effect on the Survivor or the Business. Except as otherwise described herein, all debts, liabilities and obligations incurred after the date of the Financial Statements have been incurred in the Ordinary Course of Business, and are usual and ordinary in amount both individually and in the aggregate, and the net worth of MFM has not materially deteriorated since such date.

      6.12	Absence of Certain Developments.  Except for the
transaction contemplated by this Agreement, since December 31, 1996, MFM has conducted the Business only in the Ordinary Course of Business and has not:

a. Sold, assigned or otherwise transferred any properties or assets other than in the Ordinary Course of Business;

b. Suffered any material loss or waived or released any material right or claim in the Ordinary Course of Business;

c. Suffered, sustained or incurred any material damage, destruction or casualty loss to any properties or assets, whether or not covered by insurance;

d. Engaged in any transaction not in the Ordinary
Course of Business;

e. Made any capital expenditure exceeding $10,000;

f. Incurred any debts, liabilities or obligations, absolute or contingent, known or unknown, except current liabilities incurred in the Ordinary Course of Business;

g. Loaned money to any Person, or guaranteed any loan to any Person, whether or not in the Ordinary Course of Business;

      Except as described in Schedule 4.1(g) hereto, amended or terminated any of their operating contracts or licenses
(collectively, the "Operations Contracts" and "Licenses," except in the Ordinary Course of Business;

a. Changed accounting methods or practices
(including, without limitation, any change in depreciation, amortization or cost accounting policies or rates);

b. Suffered, sustained or incurred any material adverse change in the properties, Assets, revenues, Business, operations, financial condition or prospects of MFM or the Business;

c. Received notice from any customer, franchisee, lessor, vendor or any other Person which could reasonably be expected to have, give rise to or result in a Material
Adverse Effect on the Survivor or the Business; or

d. Entered into any Contract to do any of the foregoing.

     	6.13	Proprietary Rights.  Schedule 4.1(b) hereto contains a
list of all of the federal, state, foreign and common law trademarks, trademark registrations and applications therefor, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, trade names, assumed names, logos, patents, patent applications, technology, know-how, trade secrets, processes, formulas, drawings, designs and other similar intellectual property and/or proprietary rights of any kind used in the operation of the Business collectively, the ("Proprietary
Rights"). Schedule 4.1(n) hereto contains a list of all of the computer software and software program documentation of any kind used in the conduct of the Business collectively, the ("Software"). Except as set forth in Schedule 6.13 hereto, either MFM nor the Shareholders has any Knowledge of any asserted claim or any reason to believe that the operations of the Business or the possession or use in the Business of any of the Assets, including the Proprietary Rights and/or Software, infringes any trademark, service mark, copyright, trade name, assumed name, logo, patent, technology, know-how, trade secret, process, formula, drawing, design or other intellectual property or proprietary rights of any other Person; except as provided in the franchise agreements and area franchise development agreements included in the Operating Contracts, or in contracts, commitments, leases, licenses and other agreements which relate, arise from, or are used or necessary for the Business and any amendments thereto. MFM has the right to use all of the Proprietary Rights and the sole and exclusive right to use MFM trade names, trademarks, service marks and other intellectual properties which have been registered with the U.S. Patent and Trademark Office; neither MFM nor the Shareholders have entered into any Contract or license that would impair rights to transfer their respective rights in and to the Proprietary Rights and/or Software to the Survivor. Neither MFM nor the Shareholders has any reason to believe that any of the MFM Proprietary Rights are, or are claimed to be, invalid; and, except as provided in
Schedule 4.1(n) hereto, neither of MFM nor the Shareholders is obligated under any license, Contract or otherwise to pay royalties, fees or other payments with respect to any of the Proprietary Rights and/or Software. Except as provided in
Schedule 6.3 hereto, the assignment of the Proprietary Rights and Software to the Survivor at the Effective Time pursuant to the merger and purchase transactions contemplated by this Agreement does not require any filing with, permit from, consent or approval of, or the giving of any notice to, any Person.

     	6.14	Compliance with Laws.  To the Knowledge of MFM and the
Shareholders, the Business has been operated and MFM is in substantial compliance with, all requirements of the Licenses, all Applicable Laws, and all requirements of insurance carriers, and there exists no condition which could give rise to a cancellation or nonrenewal of any insurance coverage or License. Neither of MFM nor the Shareholders has notice of any presently existing circumstances which are likely to result in any violation of a material nature of any Applicable Laws respecting
MFM, the Assets or the Business.

     	6.15	Operating Contracts.  The Operating Contracts set forth
on Schedule 4.1(g) hereto include all Contracts, commitments, leases, licenses and all other agreements, including franchise agreements and area franchise development agreements which relate to, arise from or are used or are necessary for the operation of the Business. All of the Operating Contracts are valid, binding in all material respects and currently in full force and effect, and the performance by the parties thereto will not, individually or in the aggregate, have a Material Adverse Effect upon MFM, the Business or BAB's operation of the Business. Neither MFM nor the Shareholders has been notified of and none of them knows of any default in any material respect under any of the Operating
Contracts, and to their Knowledge, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default or give rise to a right of termination or cancellation under any of the Operating Contracts, or cause the acceleration of an obligation of MFM or result in the creation of any Encumbrance whatsoever upon any of the Assets, except as disclosed in writing to BAB by MFM and the Shareholders prior to the Effective Time. To the Knowledge MFM and the Shareholders, no other party is in default under any of the Operating Contracts, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default or give rise to a right of termination or cancellation under any of the Operating Contracts, or cause the acceleration of any obligation owed to or by MFM. Except as described on Schedule 4.1(g) hereto, none of the Operating
Contracts have been canceled, terminated, amended or modified and, to the Knowledge of MFM and the Shareholders, all parties to such Operating Contracts are in all material respects in compliance therewith. Except as provided in Schedule 6.3 hereto, all of the Operating Contracts are assignable to and assumable by the Survivor without giving advance notice to or receiving the consent or approval of any Person and any such required notices, consents and approvals, if any, as are required shall be given or obtained by MFM or the Shareholders prior to the Closing.

     	6.16	Real Estate.  With respect to the Leased Premises:
a. Schedule 4.1(g) contains a complete and accurate list of all leases, copies of which leases, including any modifications, extensions and amendments thereto with respect to the Leased Premises and any and all premises
Leased by MFM (the "Leased Premises") have been provided to BAB by MFM;

b. Neither of MFM nor the Shareholders has been notified of any special assessments levied or assessed on or against any Leased Premises;

c. To the Knowledge of MFM and the Shareholders, there are no public improvements affecting any Leased Premises, including, but not limited to, water, sewer, sidewalk, street, alley, curbing, landscaping or related improvements, which have been commenced and/or completed and for which an assessment has not been levied or, to the Knowledge of MFM and the Shareholders, which may be levied after the date of this Agreement. To the Knowledge of MFM and the Shareholders, there are no planned public improvement which may result in an assessment against or otherwise materially affect any Leased Premises;

d. There are no condemnation Proceedings pending or, to the Knowledge of MFM and the Shareholders, Threatened, as defined herein, with respect to all or any part of any Leased Premises which are likely to adversely affect the use or occupancy of such Leased Premises or the operation of the Business therein by the Survivor after the Effective Time;

e. Except as set forth in the leases for the Leased
Premises, to the Knowledge of MFM and the Shareholders, there are no private restrictions, covenants, reservations or agreements which affect the use or occupancy of any Leased Premises;

f. To the Knowledge of MFM and the Shareholders, there are no Applicable Laws issued, enacted, entered or deemed applicable by any Governmental Body requiring repair, alteration or correction of any existing condition on any Leased Premises and there are no conditions that could give rise to the same;

g. To the Knowledge of MFM and the Shareholders, there are no structural, mechanical or other defects of material significance in any of the buildings, improvements, fixtures and equipment, including the roof, heating, ventilating, air conditioning, electrical, plumbing and sanitary disposal systems, located on any Leased Premises which are likely to adversely affect the use or occupancy of such Leased Premises or the operation of the Business therein by the Survivor. To the Knowledge of MFM and the Shareholders, all such Leased Premises, including the leasehold improvements, fixtures, equipment, roof, and heating, ventilating, air conditioning, electrical, plumbing and sanitary disposal systems, have been and will be until the Effective Time maintained in good repair, working order and condition;

h. To the Knowledge of MFM and the Shareholders, each of the Leased Premises has direct legal access to, abuts, and is served by a publicly dedicated and maintained road, which road provides a valid means of ingress and egress to and from each Leased Premises, without additional cost or expense to the Survivor, and to the Knowledge of MFM and the Shareholders, there are no applications, ordinances, petitions, resolutions or other matters pending before any Governmental Body in regard to access routes, curb cuts, median strips, or other contemplated actions which might tend to diminish or curtail the full flow of traffic by any Leased Premises or access thereto; and

i. To the Knowledge of MFM and the Shareholders, all utilities, including water, gas, telephone, electricity, sanitary and storm sewers are currently available to each of the Leased Premises at normal and customary rates.

     	6.17	Receivables. 	Except as set forth in Schedule 6.17,
all accounts receivable of MFM that are reflected on the Financial Statements (collectively, the "Accounts Receivable") represent, or will represent, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To the Knowledge of MFM and the Shareholders, (a) the Accounts Receivable are or will be as of the Effective Time current and collectible net of the respective reserves shown on the Financial Statements (which reserves are reasonably adequate and calculated consistent with past practice) unless paid prior to the Effective Time, (b) the Accounts
Receivable as of the Effective Time will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging from those reflected in the Balance Sheets, and
(c) there is no contest, claim, or right of set-off in any Contract with any maker of an Accounts Receivable, relating to the amount or validity of such Accounts Receivable.

     	6.18	Books and Records.  All books of account and other
financial and corporate records relating to the Business have been made available to BAB and its representatives (or will be so made available prior to the Effective Time). Such books of account and records are current, complete, true and correct in all material respects and reflect in all material respects all items of income and expense with respect to the Business and all assets, liabilities and accruals with respect to the Business in accordance with GAAP, consistently applied. To the Knowledge of MFM and the Shareholders, MFM has filed all reports relating to the Business required by any and all Applicable Laws to be filed, except for any failures or delinquencies in reporting which will not have a Material Adverse Effect on the Business or the Survivor.

     	6.19	Employees.  Schedule 6.19 hereto contains a complete
and accurate list of the following information for each employee of MFM, including each employee on leave of absence or layoff status: name, job title, current compensation paid or payable and any change in compensation since January 1, 1997, vacation and sick leave accrued, and hire date for purposes of determining vesting and eligibility to participate under each Scheduled Plan.
No current or former officer or director of MFM and, to the best of the Knowledge of MFM and the Shareholders, no other current or former employee of MFM is a party to, or is otherwise bound by, any agreement or arrangement, including any consulting, confidentiality, non-competition, proprietary rights or other agreement, between such employee or officer of director and any other Person ("Proprietary Rights Agreement") that in any way materially adversely affected, affects, or will affect (i) the performance of his or her duties as an employee or officer or director of MFM or (ii) the ability of MFM to conduct its Business, including any Proprietary Rights Agreement with MFM by any such employee, officer or director.

     	6.20	Licenses and Permits.  MFM has obtained all licenses,
certificates, franchises, permits, consents and approvals of each and every Governmental Body having jurisdiction over MFM or any of its respective properties assets or business necessary or appropriate to own the Assets and to operate and carry on the Business as it is now being conducted, except where the failure to do so would not have a Material Adverse Effect on the Business or the (collectively, the "Licenses"). All such Licenses, are described on Schedule 4.1(h) hereto and are valid and in full force and effect.

     	6.21	Sufficiency of Assets.  The Assets to be acquired by
BAB through the merger transactions contemplated by this Agreement will, at the Effective Time, include all assets, whether owned or leased, including intangible assets, properties, franchises, licenses, permits, Contracts, operations and business that relate to, arise from, are used or held by MFM and the Shareholders for the operation of the Business, except for the Excluded Assets. The instruments and documents to be executed and/or delivered by MFM and the Shareholders pursuant to
Section 13.2 hereof on or before the Effective Time shall be adequate and sufficient to vest in BAB as of the Effective Time, all right, title and interest of MFM and the Shareholders in or to the Assets.

     	6.22	Other Material Contracts and Obligations.  Except for
the Operating Contracts, non-assignable insurance policies, contracts relating to and affecting such Excluded Assets, the Contracts disclosed on Schedule 6.22 hereto, neither MFM nor the Shareholders is a party to or bound by any Contract relating to the Business, including any:
a. Dealer, distributorship, franchise brokerage, consulting, independent contractor or sales agency agreements, excluding purchase orders with respect to the purchase or sale of products or services in the Ordinary
Course of Business;

b. Advertising Contracts;

c. Contract, commitment or arrangement for capital expenditures having a remaining balance in excess of $25,000;

d. Leases with respect to any property, real or personal, whether as lessor or lessee;

e. Contract containing covenants not to compete in any lines of business or with any Person, except for territorial protections contained in MFM's franchise agreements and area development agreements listed on
Schedule 4.1(g) hereto;

f. Franchise, license or area development agreements;

g. Guarantees;

h. Contract or purchase order for the purchase of any services, raw materials, supplies or equipment involving payments of more than $10,000 per annum, excluding purchase orders for the purchase of products or services entered into in the Ordinary Course of Business; or

i. Contract for the sale of any properties, assets or services involving a value estimated at more than $25,000, excluding purchase orders for the sale of products or services in the Ordinary Course of Business.

     	6.23	Shareholders.  The Shareholders are the record and
beneficial holders of all of the issued and outstanding shares of each and every class and series of capital stock of MFM consisting of One Hundred Fifty (150) shares of Common Stock; and MFM is the record and beneficial owner of all equity interests in MH. There are no outstanding subscriptions, warrants, options, agreements, convertible securities or other commitments pursuant to which MFM is or may be obligated to issue any shares of any class or series of its capital stock or other securities to any other Person and MFM shall not offer, sell or issue any securities or rights to acquire securities on or after the date hereof.

     	6.24	Subsidiaries.  Neither of MFM nor MH has any
subsidiaries and none of them own any shares of stock or other securities or interests, directly or indirectly, in any other Person, except that MFM owns all of the issued and outstanding equity interests of MH. Neither of MFM nor MH is subject to any obligation or requirement to provide funds to, or invest in, any other Person.

     	6.25	Products Liability Claims.  Except as set forth in
Schedule 6.25, all products sold through the Business have been merchantable, free from defects and, where applicable, fit for human consumption. MFM has never received a claim based upon an alleged breach of product warranty or defective product, arising from manufacture or sale of such products (collectively, "Product Liability Claims"). MFM does not have any reasonable grounds to believe that future Product Liability Claims with respect to products sold through the Business on or before the Effective
Time will be different from past experience with respect thereto as set forth herein.

     	6.26	Insurance.  Schedule 6.26 hereto contains a complete
and accurate list of all insurance policies (including "self-insurance" programs) now maintained by MFM in respect of the Business (the "Insurance Policies"). The Insurance Policies are in full force and effect, neither of MFM nor the Shareholders have notice that MFM, is in default under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied. All of the Insurance Policies will be maintained in full force and effect until the Effective Time except for cancellations or possible cancellations which do not, and insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on the Business. To the Knowledge of MFM and the Shareholders, the Insurance Policies are reasonably prudent and adequate for the Business. MFM has promptly and adequately notified the Insurance Policies of any and all claims known to it with respect to the operations or products of Business. MFM has not been refused any insurance coverage by any insurance carrier to which it has applied for insurance during the past three (3) years with respect to the Assets or the Business.

     	6.27	Brokers.  Except for Pierce W. Hance and Strategic
Advisory Group, Inc., neither MFM nor the Shareholders have employed or engaged any broker, finder, agent, banker or third party, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. Except for the fees paid to Pierce W. Hance and Strategic Advisory Group, Inc. as set forth in Schedule 6.27 attached hereto, no commissions, finder's fees or like charges have been or will be incurred in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     	6.28	Certain Payments.  Neither of MFM nor any of its
directors or officers, or the Shareholders and, to their Knowledge, no other members of management or agents, employees or any other Person associated with or acting for or on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of MFM or any Affiliates or Related Persons or for or in respect of the Business, or (iv) in violation of any Applicable Laws, or (b) established or maintained any fund or asset that has not been recorded in the books and records of MFM.

     	6.29	Relationship with Related Persons.  The Shareholders
and the directors, officers, and employees of the MFM and its Related Persons (as hereinafter defined) do not have any interest in any of the assets of MFM and, to the Knowledge of MFM and the Shareholders, do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with MFM. None of the Shareholders nor any of the executive officers of MFM and none of their related Persons or Affiliates have engaged or are engaged in competition with MFM with respect to any line of products or services of any of them (a "Competing Business") in any market presently served by MFM or by BAB and its Affiliates. No Shareholder, director or officer of MFM and none of its Related Persons or Affiliates is a party to any Contract with, or has any claim or right against any of MFM.

     	6.30	Inventory.  All inventory of MFM, as set forth on the
Financial Statements, consists of a quality and quantity usable and salable at customary prices in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements. All inventories not written off have been priced at the lower of cost or market, in accordance with GAAP. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive but are reasonable in the present circumstances and all work-in-process and finished goods inventory is free of any materials defect or other material deficiency.

     	6.31	Environmental Matters.  To the Knowledge of MFM and the
Shareholders:
a.	MFM has never generated, transported, treated,
stored, disposed, or otherwise handled any Hazardous
Material at any site, location, or facility in connection with the Assets, the Business, or the Leased Premises and does not have notice that such Hazardous Materials are present on, in, under or near any Leased Premises used in connection with the Business.

b.	MFM is (i) in compliance with all applicable
Environmental and Safety Requirements (as hereinafter defined), and (ii) possesses all required permits, licenses, certifications, and approvals and has filed all notices or applications required thereby or pertaining thereto.

c.	Neither of MFM nor the Shareholders has ever
received any notice (written or oral) of any private, administrative, or judicial inquiry, investigation, order, or action, or any notice (written or oral) of any intended or Threatened private, administrative, or judicial inquiry, investigation, order, or action relating to the presence, or alleged presence, of Hazardous Materials on, in, under, or near any Leased Premises, and to the Knowledge, of MFM and the Shareholders there is no reasonable basis for any such inquiry, investigation, order, action, or notice; and neither MFM nor the Shareholders has notice of any pending or Threatened investigations, actions, orders, or Proceedings (or notices of potential investigations, actions, orders, or Proceedings) from any Governmental Body, or any other Person, regarding any matter relating to Environmental and Safety Requirements.

d.	No facts, events, or conditions with respect to
the past or present operations or facilities of MFM, during the respective terms of its ownership, exist which could reasonably be expected to interfere with, or prevent continued compliance with, or could give rise to, any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation against or involving any of the Assets, or MFM, the Leased Premises under any Environmental and Safety Requirement, or related common law theories based on any such fact, event, or circumstance, including, without limitation, liability for investigation costs, cleanup costs, personal injury, or property damage.

     6.32	Franchise Operations.  MFM has substantially complied
with all Applicable Laws, including franchise and business opportunity laws, of every Governmental Body, including the Federal Trade Commission (the "FTC"), in offering and selling "My Favorite Muffin" franchises and area franchises. Schedule 6.32 contains a complete list of all terminated franchise agreements, area franchise development agreements and other similar agreements together with all amendments, modifications, renewals, extensions and addendums thereto. MFM has not obtained a federal copyright with respect to the "My Favorite Muffin Operations
Manual" and any supplemental business manuals. All of the terms and conditions of all franchises and all area franchises to which MFM is a party are contained in a written document identified on
Schedule 4.1(g) hereto, and, except as set forth in such Schedule, no such term or condition has been waived by MFM. Each jurisdiction in which MFM has registered its franchises and/or area franchises for offer and sale is listed on Schedule 4.1(g) hereto together with any conditions to registration imposed by any such jurisdiction. Schedule 4.1(g) sets forth a description of all outstanding offers by MFM to enter into franchise agreements and/or area franchise development agreements with prospective franchisees and area franchisees. Such Schedule also sets forth a description of all of franchise agreements and area franchise development agreements terminated, canceled or revoked by the Seller at any time during the past three (3) years, including the respective dates of termination or cancellation and the reasons therefor. MFM's Franchise Offering Circulars in use in each jurisdiction have been maintained current in all material respects and fairly disclose all matters required to be disclosed by Applicable Laws. To MFM's Knowledge, all franchise agreements and area franchise development agreements entered into by MFM with its franchisees were entered into accordance in all material respects, with the requirements of Applicable Laws.

     6.33	Expense of Claims Covered by Escrowed Stock  The
Shareholders, and not MFM, shall be responsible for and shall pay all unpaid expenses and costs, including legal fees, incurred by or on behalf of MFM and/or its officers, directors and shareholders from and after January 1, 1997 to the date of execution of this Agreement arising out of or having to do with the defense of the Heron claim, the Mann claim, the potential claim by Mr. Carpet and the New Jersey sales audit inquiry.

     6.34	Breach of Representations and Warranties by
Shareholders. The Shareholders shall indemnify and hold BAB and BAB Sub harmless against any loss, costs, expense, deficiency, liability or damage incurred by them or either of them, subject to a limitation of damages not to exceed the total consideration paid herein, resulting from the failure to disclose a material fact or facts or the incorrectness of any representation made by MFM or the Shareholders in this Agreement, the breach of any warranty of MFM or Shareholders contained in this Agreement, or the nonfulfillment by MFM or Shareholders of any agreement or covenant made by MFM or the Shareholders in this Agreement.

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF BAB AND BAB SUB

     	As an inducement for MFM and the Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, intending that MFM and the Shareholders rely thereon in entering into and performing this Agreement, BAB and BAB Sub warrant and represent to MFM and the Shareholders that each and all of the following are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects at and as of the Closing:

     	7.1	Due Incorporation.  Each of BAB and BAB Sub is a
corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted. Each of BAB and BAB Sub is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the BAB or the BAB Sub. Neither BAB nor BAB Sub is subject to any Contract which restricts or may restrict the conduct of the Business in any jurisdiction or location except for territorial restrictions in franchise and area development agreements of BAB Systems, Inc. and Brewsters Coffee Franchise Corporation.

     	7.2	Due Authorization.  The execution, delivery and
performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by BAB or the Parent pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been, or will be on or before the Closing, duly and validly authorized by all necessary corporate action on the part of BAB and BAB Sub. This Agreement and the documents, instruments and agreements to be executed by Survivor pursuant to this Agreement have been, or will be on or before the Effective Time, duly and validly authorized, executed and delivered by Survivor and the obligations of Survivor hereunder and thereunder are or will be valid and legally binding, and this Agreement and the documents, instruments and agreements to be executed and delivered by the Survivor pursuant to this Agreement are or will be upon such execution and delivery enforceable against them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), including, among others, limitations on the availability of equitable remedies.

     	7.3	No Breach.  Each of BAB and BAB Sub has full corporate
power and authority to perform its obligations under this Agreement and the documents, instruments and agreements to be executed by it pursuant hereto. The execution and delivery of this Agreement, including the documents, instruments and agreements to be executed by BAB and BAB Sub pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of either of them; (ii) violate any Applicable Laws issued, enacted, entered or deemed applicable by any Governmental Body having jurisdiction over either of them or any of its properties or assets; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to any Person; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights or termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, or Contract to which either of them is a party, or by which either of them or any of their respective assets or properties may be bound; or (v) result in the creation or imposition of any Encumbrance on any of their respective assets or properties.

     	7.4	Full Disclosure.  No representation or warranty made by
BAB and BAB Sub in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by them pursuant to this Agreement, and no statement, certificate or other document or instrument furnished or to be furnished pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading. Neither BAB nor BAB Sub has knowingly failed to fully disclose to MFM and the Shareholders facts or information known to it that reasonably could be expected to have a Material Adverse Effect on the business of the Survivor.

     	7.5	Brokers.  Neither BAB nor BAB Sub has employed or
engaged any broker, finder, agent, investment banker or third party nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby. No commissions, finder's fees or like charges have been or will be incurred by BAB or BAB Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     	7.6	BAB Shares.  The BAB Shares to be issued and delivered
at the Effective Time, at the time said BAB Shares are issued and delivered, will be duly authorized, valid issued, fully paid and nonassessable and the Shareholders shall receive good title thereto free and clear of any Encumbrances of any nature whatsoever.

     	7.7	Securities Laws Filings.  BAB has made all filings
required of it under applicable securities laws. As of their respective dates, all such filings complied in all material respects with applicable securities laws requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     	7.8	Compliance with Laws.  To BAB's Knowledge, the business
of BAB has been operated in substantial compliance with all requirements of insurance carriers, the terms of applicable licenses and all Applicable Laws, and BAB has not received any notice of, or has no reason to anticipate that any presently existing circumstances are likely to result in, any violation of a material nature of any applicable laws respecting the existing business of BAB as of the date of this Agreement.

     	7.9	Licenses and Permits.  Each of BAB and BAB Sub has
obtained all licenses, certificates, franchises, permits, consents and approvals of each and every Governmental Body having jurisdiction over them or any of their respective properties, assets or business necessary or appropriate to own their assets and to operate and carry on their business as it is now being conducted, except where failure to do so would not have a Material Adverse Effect upon the business of BAB.

    	7.10	Breach of Representations and Warranties by BAB or BAB
Subsidiaries. BAB and BAB Sub agree to indemnify and hold the Shareholders harmless against any loss, cost, expense, deficiency, liability or damage incurred by Shareholders resulting from failure to disclose a material fact or facts or the incorrectness of any representation made by BAB or BAB Sub in this Agreement, the breach of any warranty of BAB or BAB Sub contained in this Agreement, or the nonfulfillment by BAB or BAB
Sub of any agreement or covenant made by them in this Agreement.

ARTICLE 8.  PERFORMANCE BY MFM AND SHAREHOLDERS PENDING CLOSING

     	MFM and the Shareholders, jointly and severally, covenant and agree that from and after the date of this Agreement and until the earlier Effective Time or the termination of this Agreement in accordance with Article 15 hereof:

     	8.1	Access to Information.  At the request of BAB, MFM and
the Shareholders shall, from time to time, give or cause to be given to BAB, its officers, employees, counsel, accountants, investment bankers and other representatives, upon reasonable notice to MFM or the Shareholders full and prompt access during normal business hours to the Business, the Assets and all of the books, minute books, title papers, records, files, Contracts, insurance policies, Licenses and documents of every character relating to the Business; and they shall promptly furnish or cause to be furnished to BAB, its officers, employees, counsel, accountants, investment bankers and other representatives all of the information with respect to them, the Business and the Assets as BAB or the representatives may reasonably request. BAB, its officers, employees, counsel, accountants, investment bankers and other representatives shall have the authority to interview all employees, customers, vendors, suppliers, franchisees and other Persons having relationships with MFM, the Shareholders and the Business; and MFM and the Shareholders shall make such introductions as may be reasonably requested. In addition, BAB may, at its sole cost and expense, at any time prior to the Effective Time, through its officers, employees, counsel, accountants, investment bankers and other representatives, conduct such investigations and examinations of the Assets and Business as it deems necessary or advisable, and MFM and the Shareholders will cooperate fully and reasonably in such investigations.

     	8.2	Business As Usual.  MFM shall carry on the Business
diligently, only in the usual and ordinary course, and will keep and maintain the Assets in good and safe repair and condition consistent with past practices.

    	8.3	Encumbrances.  MFM shall not, directly or indirectly,
perform or fail to perform any act which might reasonably be expected to result in the creation or imposition of any Encumbrance whatsoever on any of the Assets, other than in the Ordinary Course of Business, or otherwise adversely effect the marketability of their title to any of the Assets.

     	8.4	Pay Increases.  MFM shall not, without the prior
written consent of BAB, grant any general or uniform increase in the salaries or rate of pay to their respective employees, grant any increase in any benefits or establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining, employment, bonus, stock option, restricted stock, stock purchase, profit-sharing, deferred compensation, severance, pension, retirement, disability, medical, dental, health or life insurance, death benefit, incentive or other compensation or retirement plan, arrangement, agreement, trust, fund, policy or arrangement for the benefit of their respective employees, other than in the Ordinary Course of Business; provided that no pay increases or increases in benefits, as described above, shall be granted to the Shareholders, except as permitted under Section
8.21 hereof.

     	8.5	Restrictions on New Contracts.  MFM shall not enter
into any Contract, incur any liability, absolute or contingent, assume, guarantee or otherwise become liable or responsible for the obligations of any other Person, make any loans, advances or capital contributions to any other Person (except for extensions of credit to its customers in the Ordinary Course of Business), or waive any right or enter into any other transaction, in each case other than in the usual and Ordinary Course of Business and consistent with prudent business practices.

     	8.6	Additional Franchise Sales  MFM shall advise BAB in
advance of any additional sales of franchises and the material terms thereof, if such terms differ from its "standard" franchise offering terms as disclosed in its Uniform Franchise Offering Circulars provided to BAB.

     	8.7	Preservation of Business.  MFM and the Shareholders
shall use their respective best efforts to preserve the Business intact, to keep available to BAB the present employees of the Business and to preserve for BAB the Business and its present goodwill and relationships with vendors, suppliers, customers, franchisees and others.

     	8.8	Payment and Performance of Obligations.  MFM will
timely pay and discharge all invoices, bills and other monetary obligations and shall not perform or fail to perform any act which will cause a material breach of any of the MFM Operating Contracts.

     	8.9	Restrictions on Sale of Assets.  MFM shall not sell,
assign, transfer, lease, sublease, pledge or otherwise encumber or dispose of any of the properties or assets of the Business, except for the sale of inventory in the Ordinary Course of Business and at regular prices. Without limiting the generality of the foregoing, MFM shall not permit any of the Proprietary
Rights to lapse or dispose of or otherwise lose the right to use any of the Proprietary Rights.

     	8.10	Prompt Notice.  MFM and the Shareholders shall promptly
notify BAB in writing upon becoming aware of any of the following: (i) any investigation, claim, demand, action, suit or other Proceeding that may be brought, Threatened, asserted or commenced against any of them, their officers or directors involving in any way any of them, the Business or the Assets,
(ii) any changes in accuracy of the representations and warranties made by them or Shareholders in this Agreement, (iii) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the transactions contemplated hereby, or (iv) any notice from any Governmental Body of its intention to institute an investigation into, or institute a Proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render in effective this Agreement or such transactions if consummated.

    	8.11	Consents.  As soon as reasonably practicable and in any
event on or before the Closing, MFM will obtain or cause to be obtained all of the consents and approvals of all Persons necessary to vest in the Survivor, and in BAB indirectly through its ownership of the Survivor all of the Assets, including without limitation the Operating Contracts, Licenses, Proprietary
Rights and Software, herein provided to be acquired pursuant to this Agreement, including the consents and approvals listed on
Schedule 6.3 hereto.

     	8.12	Copies of Documents.  As soon as reasonably possible
following the execution hereof, MFM shall furnish BAB with a true, complete and accurate copy of each Operating Contract and any additional Contract listed on Schedule 6.22 hereto.

     	8.13	No Solicitation of Other Offers.  MFM and Shareholders
will not, and will not permit their respective directors, officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, (i) solicit or encourage submission or any inquiries, proposals or offers by,
(ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of any of them to,
(iv) accept or approve, or (v) otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any Person or group (other than BAB and its Affiliates, agents and representatives), in connection with any Acquisition Proposal (as hereinafter defined). In addition, from and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, they will not, and will not permit their respective directors, officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person or group (other than BAB). MFM and the Shareholders will immediately cease and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     	8.14	Inventory.  MFM shall maintain the levels of inventory,
materials and supplies used in the Business consistent with past practice.

     	8.15	Insurance.  MFM will maintain in full force and effect
all insurance coverages for the Assets substantially comparable to coverages existing on the date hereof.

     	8.16	Filing Reports and Making Payments.  MFM shall timely
file all required reports and notices with each and every applicable Governmental Body and timely make all payments due and owing to each such Governmental Body, including, but not by way of limitation, any filings, notices and/or payments required by reason of the transactions contemplated by this Agreement.

     	8.17	Capital Expenditures.  MFM shall not make any capital
expenditures in excess of $10,000 without the BAB's prior written consent.

     	8.18	COBRA.  MFM shall at its sole cost and expense supply
its employees with any and all notices and other information with respect to such employees' rights to continue their health and other insurance upon the termination of their employment upon consummation of the transactions contemplated hereby, all in accordance with all Applicable Laws.

     	8.19	Limitation on Transactions in BAB's Securities.
Neither MFM nor its respective officers, directors, or employees, or the Shareholders shall acquire or dispose of, nor shall they permit any of their respective affiliates to acquire or dispose of, directly or indirectly, any interest in or right to acquire any securities of BAB.

     	8.20	Dividends.  MFM shall not pay any dividend or make any
distribution with respect to any class or series of its capital stock; provided, however, that notwithstanding the foregoing, they may make pro rata distributions of money with respect to their issued and outstanding shares of capital stock to Shareholders sufficient to enable the Shareholders to pay the federal and state income taxes on the income that passes through under Section 1366 of the Code net of any tax benefit produced by losses, deductions and credits that pass through under Section
1366 of the Code and compensation in amounts not in excess of amounts distributed as compensation in the past fiscal year.

ARTICLE 9.  PERFORMANCE BY BAB AND BAB SUB PENDING CLOSING

    	BAB and BAB Sub covenant and agree that from and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with Article 15 hereof:

     9.1	Access to Information.  At the request of Shareholders,
BAB shall, from time to time, give or cause to be given to MFM and the Shareholders, and their respective counsel, accountants, investment bankers and other representatives, upon reasonable notice, full and prompt access during normal business hours to minute books, title papers, records, files, contracts, insurance policies, licenses and documents of every character of BAB relating to BAB's business to the extent such documents and information would be available for inspection by shareholders of BAB under applicable state corporation law, and BAB shall promptly furnish or cause to be furnished to Shareholders, their counsel, accountants, and other representatives such information with respect to the BAB and its business as they may reasonably request; provided however, that nothing contained herein shall require BAB to disclose information not publicly available to BAB's shareholders, generally.

    	9.2	Business As Usual.  BAB shall carry on its business
diligently, only in the usual and ordinary course and substantially in the same manner as heretofore conducted and will keep and maintain its assets in good and safe repair and condition consistent with past practices.

     	9.3	Preservation of Business.  BAB shall use its best
efforts to preserve its present goodwill and relationships with its vendors, suppliers, customers, franchisees and others having business relationships with its business.

     	9.4	Prompt Notice.  BAB shall promptly notify MFM and the
Shareholders in writing upon becoming aware of any of the following: (i) any investigation, claim, demand, action, suit or other Proceeding that may be brought, Threatened, asserted or commenced against BAB, its officers or directors involving in any way Parent, provided that notice shall not be required prior to public dissemination of such information, (ii) any changes in accuracy of the representations and warranties made by BAB in this Agreement, (iii) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the transactions contemplated hereby, or (iv) any notice from any Governmental Body of its intention to institute an investigation into, or institute a Proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render in effective this Agreement or such transactions if consummated.

     	9.5	Filing Reports and Making Payments.  BAB shall timely
file all required reports and notices with each and every applicable Governmental Body and timely make all payments due and owing to each such Governmental Body, including, but not by way of limitation, any filings, notices and/or payments required by reason of the transactions contemplated by this Agreement.

ARTICLE 10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BAB AND BAB
             SUB

     	Unless waived by BAB and BAB Sub in writing, each and every obligation of BAB to be performed at the Closing and at the Effective Date shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

     	10.1	Accuracy of Representations and Warranties.  The
representations and warranties made by MFM and the Shareholders in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by any of them pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing and at the Effective Time with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

     	10.2	Compliance with Covenants and Agreements.  The
Shareholders shall have performed and complied in all material respects with all of its/his/their covenants, agreements and obligations under this Agreement which are to be performed or complied with by them at or prior to the Closing and at the Effective Time, including the execution and/or delivery of the documents, instruments and agreement specified in Section 13 hereof or in such documents, instruments and agreements, all of which shall be reasonably satisfactory in form and substance to counsel for BAB.

     	10.3	No Adverse Change.  As of the Closing and at the
Effective Time, nothing shall have occurred which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon MFM or the ability of the Survivor to conduct the Business on the same basis with the same earning power as in the past.

     	10.4	Proceedings.  Except for the Proceedings of which MFM
has advised BAB in writing prior to the execution of this Agreement, the obligations of BAB under this Agreement are subject to there being no (i) Proceedings which have been brought, asserted, commenced or Threatened against the BAB or BAB Sub, or against any of MFM or the Shareholders by any Person involving or affecting in any way any of MFM or the Shareholders, the Business, the Assets, this Agreement or the consummation of the transactions contemplated hereby, or (ii) Applicable Laws restraining or enjoining or which may reasonably be expected to nullify or render ineffective this Agreement or the consummation of the transactions contemplated hereby or which otherwise could reasonably be expected to have a Material Adverse Effect.

     	10.5	Consents and Approvals.  All consents, waivers,
releases, authorizations, approvals, licenses, certificates, permits and franchises of each Person as may be necessary to consummate the transactions contemplated by this Agreement and for the Survivor to carry on and continue the Business shall have been obtained.

     	10.6	Financial Statements.  MFM shall, at BAB's expense,
cause its auditors to promptly prepare, audit where necessary, issue an unqualified opinion on, and deliver to BAB all financial statements and related financial information which BAB may require for inclusion in its reports to be filed with Securities and Exchange Commission. All such financial statements shall be prepared in accordance with GAAP, consistently applied, and shall satisfy applicable requirements under the Securities Act and the Exchange Act (as hereinafter defined) in connection with the on-going periodic reporting requirements imposed on BAB by Applicable Laws.

     	10.7	Employment.    BAB or one or more of its Affiliates
shall have reached terms of continued employment or other arrangements reasonably satisfactory to BAB with those current key employees of MFM as BAB deems in its reasonable discretion to be helpful or necessary in the continued operation of the Business after the Effective Time. In furtherance of and not in limitation of the foregoing, BAB shall have reached employment agreements (collectively, the "Employment Agreements") with Owen Stern, Ruth Stern, and Ilona Stern providing for their employment by BAB or one or more of its Affiliates, such Employment
Agreements to be substantially in the forms of Exhibits C, D and E attached hereto. In consideration of the Conversion of Shares and the Cash Consideration set forth in Article 3 above, each of the Employment Agreements shall contain agreements not to compete and confidentiality agreements. As soon as reasonably possible after Closing, Owen Stern, Ruth Stern and Ilona Stern shall make arrangements to relocate to the Chicago area, as a condition of their employment.

     	10.8	Due Authorization.  The execution and delivery of this
Agreement, including the documents, instruments and agreement to be executed and/or delivered by BAB and BAB Sub pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly authorized by resolution of their respective Boards of Directors and any other necessary corporate action on the part of BAB and BAB Sub.

  ARTICLE 11.  CONDITIONS PRECEDENT TO OBLIGATIONS OF MFM AND
               SHAREHOLDERS

    	Unless waived by MFM and the Shareholders in writing, each and every obligations to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

     11.1	Accuracy of Representations and Warranties.  The
representations and warranties made by BAB and BAB Sub in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by BAB and BAB Sub pursuant to this Agreement, shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

     	11.2	Compliance with Covenants and Agreements.  BAB and BAB
Sub shall have performed and complied in all material respects with all of their covenants, agreements and obligations under this Agreement which are to be performed or complied with by them at or prior to the Effective Time, including the execution and/or delivery of the documents, instruments and agreements specified in this Agreement or in such other documents, instruments and agreements, all of which shall be reasonably satisfactory in form and substance to counsel for the Shareholders.

    	11.3	No Adverse Change.  As of the Effective Time, nothing
shall have occurred which could, individually or in the aggregate, reasonably be expected to have a Material Adverse
Effect upon the ability of the Survivor to conduct the Business.

     	11.4	Proceedings.  The obligations of MFM and the
Shareholders under this Agreement are subject to there being no
(i) proceedings which have been brought, asserted, commenced or Threatened against BAB and BAB Sub by any Person involving or affecting this Agreement or the consummation of the transactions contemplated hereby, or (ii) Applicable Laws restraining or enjoining or which may reasonably be expected to nullify or render ineffective this Agreement or the consummation of the transactions contemplated hereby or which otherwise could reasonably be expected to have a Material Adverse Effect on the Survivor or BAB.

     	11.5	Consents and Approvals. All consents, waivers,
releases, authorizations, approvals, licenses, certificates, permits and franchises of each Person as may be necessary for BAB and BAB Sub to consummate the transactions contemplated by this Agreement and for the BAB to carry on and continue the Business shall have been obtained.

ARTICLE 12.  INDEMNIFICATION

     12.1	Indemnification by the Shareholders.
     (a)	From and after the Closing, the Shareholders,
jointly and severally, agree to indemnify BAB and Survivor and hold BAB and Survivor harmless from and against court awarded and/or confirmed damages, fines, penalties, charges, assessments, judgments or the like (collectively, "Awards") incurred or sustained by BAB or the Survivor as a result of or arising out of:

(i)	the non-fulfillment or breach of any covenant
or agreement or the breach of any representation or warranty of MFM or any Shareholder set forth in this Agreement or in any instrument, certificate or other document delivered pursuant thereto, which indemnity, as to this subsection 12.1(a)(i) only, shall include the costs, expenses and fees, legal and otherwise, incurred by BAB or the Survivor with respect to such non-fulfillment or breach;

(ii)	except as disclosed in Section 6.6 regarding
New Jersey Sales Tax, all tax liabilities (federal, state and local, including without limitation, income, franchise, unemployment, withholding, sales, real and personal property), and all other taxes required to be paid by the Company or any of its affiliates (including tax liabilities resulting from any distributions by MFM or its Shareholders), in each case, for any fiscal tax period ending on or before the Closing, as may be assessed and found due after audit and review. Should additional taxes be finally assessed for any period ending on or prior to the Closing Date, the Shareholders will be jointly and severally responsible for the payment of such taxes, together with any interest and penalties due. BAB will keep all of the books and records of MFM until the statute of limitations with respect to the applicable audit periods shall have expired and any audits and tax proceedings shall have completed;

(iii)	any investigation, claim, lawsuit,
injunction, arbitration, or regulatory or administrative suit, proceeding, order or action with respect to Environmental Matters arising out of or relating to the activities or omissions of the MFM through and including the Closing Date, whether or not disclosed herein or in the Schedules hereto; and

(iv)	any and all debts, claims, liabilities and
obligations of MFM arising out of or relating in any way to any transactions, occurrences, events, facts, or actions or omissions that shall have taken place prior to the Effective Date, regardless of when the action is instituted, to the extent not (a) disclosed and adequately provided for in the Financial Statements, or
(b) disclosed in any Schedule hereto.

     (b)	Notwithstanding the foregoing Paragraph 12.1(a)
and the subsections thereto or anything contained herein deemed to be to the contrary, MFM and the Shareholders shall have no indemnification obligation with respect

(i) to any claim asserted by any party to MFM's existing Contracts or related guarantees, which claims are a result of or arise out of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the action(s) of BAB or BAB Subs related to the operation of the Business occurring after the Effective Time, including but not limited to any changes mandated by BAB to the MFM franchisees;

(ii) Any and all claims brought against the Shareholders by the Escrow Agent arising out of and having to do with the Escrow Agreement;

(iii) Any liability, loss, expense, payment, judgment, award or attorneys fees incurred by Shareholders as a result of the lease at 4 Market Hall, Princeton Forrestal Village, Princeton, NJ 08540 for liabilities arising under said lease after the Effective Time; and

(iv) Any liability or expense, including legal fees and other costs that the Shareholders may incur, arising out of or having to do with any enforcement action taken by PNC Bank, N.A. with respect to the credit facility and/or loan agreement(s) between PNC
Bank, N.A. and MFM, guaranteed by the Shareholders, as a result of the failure of the new BAB/PNC credit facility to close within fifteen (15) days of the merger of MFM in and to the BAB Sub.


     (c)	The maximum liability of the Shareholders in the
aggregate under the provisions of this Article 12 shall not exceed an amount equal to the value of the BAB Shares as of the date of final adjudication or settlement of any claim,
if such date is on or before December 31, 1998, or the value of the BAB Shares on the date of settlement or adjudication
of any claim plus the gross proceeds of sale of any BAB
Shares if such date is on or after January 1, 1999.
(d)	The indemnification set forth above for all
claims, including fraud, claimed by third parties shall exist for a period of two years from the Effective Date, and thereafter, the indemnification for fraud claimed by third parties shall continue for an additional two year period; however, the indemnifications set forth in Section
12.1(a)(i) above shall not be subject to such two or four year limitations and shall continue thereafter.

     	12.2	Indemnification by BAB.  BAB (including its successors
and assigns) covenants and agrees to pay and perform and indemnify and hold the Shareholders and each of their respective heirs, personal representatives, successors and assigns, harmless from, against and in respect of any and all Losses that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each and all of the following:

a.	The breach or falsity of any representation,
warranty, covenant or agreement made by BAB or BAB Sub in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by BAB or BAB Sub pursuant hereto and thereto.

b.	The failure of BAB or BAB Sub to pay and perform
the debts, liabilities and obligations it acquires hereby pursuant to Article 5 hereof.

c.	Any liability, obligation or commitment of BAB or
BAB Sub arising after the Effective Time relating to Survivor's ownership of the Assets, the operation of the Business relating thereto, or franchises sold after the Effective Time, but expressly excluding any liabilities, obligations or commitments arising from facts or circumstances existing prior to the Effective Time.

d.	Any and all debts, claims or causes of action
asserted against MFM or Shareholders arising out of or resulting from the execution of delivery of this Agreement and the consummation of the transactions contemplated hereby or the action(s) of BAB or BAB Subsidiaries related to the operation of the Business, including but not limited to changes mandated by BAB or BAB Sub to the MFM franchisees, occurring after the Effective Time

e.	Any and all claims brought against the
Shareholders by the Escrow Agent arising out of and having to do with the Escrow Agreement.

f.	Any liability, loss, expense, payment, judgment,
award or attorneys fees incurred by Shareholders as a result of the lease at 4 Market Hall, Princeton Forrestal Village, Princeton, NJ 08540 for liabilities arising under said lease after the Effective Time.

g.	Any liability or expense, including legal fees and
other costs that the Shareholders may incur, arising out of or having to do with any enforcement action taken by PNC Bank, N.A. with respect to the credit facility and/or loan agreement(s) between PNC Bank, N.A. and MFM, guaranteed by the Shareholders, as a result of the failure of the new BAB/PNC credit facility to close within fifteen (15) days of the merger of MFM in and to the BAB Sub.

     	12.3	Procedure for Indemnification.  In the event a party
intends to seek indemnification pursuant to the provisions of Sections 12.1 or 12.2 hereof (the "Indemnified Party"), the Indemnified Party shall promptly give notice hereunder to the other party (the "Indemnifying Party") after obtaining written notice of any claim or the service of a summons or other initial legal process in any action instituted against the Indemnified
Party as to which recovery may be sought against the Indemnifying Party because of the indemnification provided for in Section 12.1 or 12.2 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or litigation which, if not first paid, discharged or otherwise complied with, would result in an interruption or disruption of the business of the Indemnified Party or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within twenty (20) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.
    	If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim or litigation shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party, which shall not be unreasonably withheld) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.
     	Except as otherwise provided herein, if the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to conduct its defense.
     	Except as otherwise provided herein, if the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the cost (including attorneys' fees) of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying
Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all costs (including attorneys' fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys' fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

     	12.4	Survival of Representations, Warranties and Covenants.
The representations and warranties contained in this Agreement and in any Exhibit, Schedule, certificate, instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby and the indemnities with respect thereto contained in Sections
12.1(a) and 12.2(a) hereof shall survive the Closing and Effective Time and shall expire on the second annual anniversary of the Effective Time, except that (i) the representations and warranties of the MFM and Shareholders and their related indemnities concerning fraud shall expire on the fourth-annual anniversary of the Effective Time, and (ii) the representations and warranties and related indemnities under Section 6.31 and 7.7 shall expire on the fourth annual anniversary of the Effective
Time. After the expiration of such periods, no claim for the breach or falsity of any such representation or warranty may be brought, and no litigation with respect thereto may be commenced, and no party shall have any liability or obligation with respect thereto, unless the indemnified party in good faith and having a reasonable basis, gave written notice to the indemnifying party specifying with particularity the breach or falsity of such representation or warranty claimed on or before the expiration of such period, in which case a claim may be brought under this Agreement with respect to that matter during a period corresponding to the applicable statute of limitations.

     	12.5	Limitation on Indemnification Obligations.
Notwithstanding the provisions of Section 12.1 or 12.2 hereof to the contrary:

a. No claim may be brought pursuant to the provisions of Article 12 for any Awards or for any action arising under or in connection with their respective representations, warranties and covenants contained in this Agreement, unless and until the aggregate amount of such claims exceeds $20,000, and then only to the extent of such excess over $20,000.

b. No claim may be brought pursuant to the provisions of Article 12 for any Awards or for any action arising under or in connection with their respective representations, warranties and covenants contained in this Agreement to the extent such claim is paid by insurance.

c. The aggregate liability of the Shareholders, on the one hand, and BAB on the other hand, for any Awards or for any action arising under or in connection with the parties' respective representations, warranties and covenants contained in this Agreement shall be limited as set forth in Section 12.1(c) above with respect to the Shareholders and shall be limited to the value of the total consideration paid by BAB to the Shareholders under this Agreement with respect to BAB.

d. No claim may be brought pursuant to the provisions of Article 12 for any action arising under or in connection with the breach of any of the representations or warranties contained in this Agreement if the party asserting loss had actual knowledge of the breach of such representation and warranty prior to the execution of this Agreement. The burden of proving such actual knowledge shall rest on the party who asserts the provisions of this Section 12.5(e) as a defense to a claim for indemnification or any other action.

     12.6	Basis for Settlement or Litigation of Claims.  With
respect to the possible settlement or prosecution or defense of a claim arising under Article 12 or arising under the claims covered by the Escrowed Stock, as more particularly set forth in the Escrow Agreement, the decision to settle, prosecute or defend during the pendancy of such proceeding(s) shall be based solely upon legal, commercial and financial/economic factors and on the merits of such proceeding in the best interests of the party hereunder that is the plaintiff or defendant in such proceedings as if this indemnification provision or the Escrow Agreement did not exist.

ARTICLE 13.  CLOSING

     	13.1	Closing.  Subject to the satisfaction or waiver of the
conditions precedent contained in Articles 10 and 11 hereof, the closing of the merger transaction contemplated by this Agreement
(the "Closing") shall be held at BAB's offices in Chicago, Illinois, at 10:00 o'clock AM (local time) on such date as may be mutually agreed upon in writing by BAB and MFM but not later than May 8, 1997.

     13.2	Documents to be Delivered by MFM and Shareholders.  At
the Closing, MFM and the Shareholders shall execute, where necessary or appropriate, and deliver to BAB each and all of the following:

a. A certificate in the form of Exhibit F hereto signed by the Shareholders and a duly authorized officer of MFM and dated as of the Closing, to the effect that the representations and warranties made by them and the Shareholders in this Agreement are true and correct in all material respects at and as of the Closing and will be one as of the Effective Time with the same force and effect as though such representations and warranties had been made on or given at and as of the Closing, and that they have performed and complied with all of their covenants, agreements and obligations under this Agreement which are to be performed and complied with by them at or prior to the Closing;

b. Copies certified by the Secretary of each of MFM
Too and the general partner of MH of the duly adopted resolutions of their respective Boards of Directors and general partner(s) and by the Shareholders approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by MFM Too, MH and the Shareholders pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby;

c. Releases, satisfactions, or terminations of all mortgages, financing statements or other evidences of liens filed with a secretary of state, any county recorder and/or any other similar office evidencing an Encumbrance on any of the MFM Assets;

d. All consents, releases, assignments and permissions of any kind or nature, whether from a Governmental Body or otherwise, which reasonably may be required to effectively sell, assign and transfer the Assets to the Survivor, all in a form reasonably satisfactory to counsel for BAB;

e. Certificates of title and assignments thereof for all Vehicles;

f. Resignation of all officers and directors of MFM;

g. The Registration Rights Agreement executed by the Shareholders;

h. The Certificate of Merger to be filed with Secretaries of State of New Jersey and Illinois; and

i. Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

j. Opinion of counsel to MFM Too, Inc. and the Shareholders in the form of Exhibit G hereto.

     	13.3	Documents to be Delivered by BAB and BAB Sub.  At the
Closing, BAB and BAB Sub shall execute, as necessary or appropriate, and deliver to Shareholders each and all of the following:

a.	A certified or bank cashier's checks (or wire
transfers of immediately available funds) in the amounts provided for in Section 3 hereof;

b.	A certificate in the form of Exhibit H hereto
signed by duly authorized officers of BAB and BAB Sub, and dated as of the Closing, to the effect that the representations and warranties made by BAB and BAB Sub in this Agreement are true and correct in all material respects at and as of the Closing and will be true as of the Effective Time with the same force and effect as though such representations and warranties had been made on or given at and as of the Closing and at the Effective Time and the BAB and BAB Sub have each performed and complied with all of their respective covenants, agreements and obligations under this Agreement which are to be performed and complied with by them at or prior to on the Closing;

c.	A copy certified by the Secretary or Assistant
Secretary of BAB and BAB Sub of the duly adopted resolutions of their respective Boards of Directors and by the sole shareholder of BAB Sub approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by BAB and BAB Sub pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;

d.	Certificates representing the BAB Shares.

e.	The Certificate of Merger to be filed with the
Secretaries of State of New Jersey and Illinois; and

f.	The Registration rights Agreement executed by BAB.

ARTICLE 14.  PERFORMANCE FOLLOWING THE EFFECTIVE TIME

     	The following covenants and agreements are to be performed after the Closing and the Effective Time by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:

     	14.1	Collection of Receivables.  After the Closing and the
Effective Time, the Survivor shall be empowered to collect all Receivables and other items transferred to the Survivor hereunder and to endorse any checks or other instrument received on account of any such Receivables or other items. Each of MFM and the Shareholders agree to promptly transfer to the Survivor any cash, checks or other property that they may receive in respect of the Receivables or other items. At the written request of BAB, each of MFM and Shareholders will cooperate, and will use their best efforts to have the officers, directors, and other employees of MFM cooperate, with BAB on and after the Closing and the Effective Time in endeavoring to effect the collection of all Receivables and with respect to other actions, proceedings, arrangements or disputes involving MFM based upon Contracts, arrangements or acts of such persons which were in effect or occurred on or prior to the Effective Time.

     	14.2	Further Acts and Assurances.  MFM, its respective
officers, directors, partners, and the Shareholders will, at any time and from time to time, on and after the Closing, upon the reasonable request of BAB, do all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered to BAB any and all papers, documents, instruments, agreements, deeds, assignments, transfers, assurances and conveyances as may be reasonably necessary or desirable to vest, perfect and confirm of record in the Survivor, its successors and assigns, the title to any of the Assets or otherwise to carry out and give effect to the provisions and intent of this Agreement. In addition, from and after the Closing and the Effective Time, the Shareholders will afford to BAB and its attorneys, accountants, investment bankers and other representatives access, during normal business hours, to such personnel, books and records relating to the Assets and the Business as may reasonably be required in connection with the preparation of financial information or the filing of tax returns and will cooperate in all reasonable respects with BAB in connection with claims and litigation asserted by or against third parties, relating to the transactions contemplated hereby.

ARTICLE 15.  TERMINATION

     	15.1	Termination.  This Agreement may be terminated and the
transactions contemplated herein may be abandoned after the date of this Agreement, but not later than the Effective Time:
a.	By mutual written consent of all parties hereto;

b.	By BAB or BAB Sub if any of the conditions
provided for in Article 10 of this Agreement have not been met and have not been waived in writing by BAB or BAB Sub on or before the Closing;

c.	By MFM and the Shareholders if any of the
conditions provided for in Article 11 of this Agreement have not been met and have not been waived in writing by the Shareholders on or before the Closing; and

e.	By BAB pursuant to Section 16.1(b) hereof.
In the event of termination or abandonment by any party as provided in this Section, written notice shall forthwith be given to the other party and each party shall pay its own expenses incident to preparation for consummation of this Agreement and the transactions contemplated hereunder and neither party shall have any obligation or liability to the other hereunder except such liability as may arise as a result of a breach hereof.

     15.2	Return of Documents and Nondisclosure.  If this
Agreement is terminated for any reason pursuant to Section 15.1 hereto, each party shall return all documents and materials which shall have been furnished by or on behalf of the other party, and each party hereby covenants and agrees that except insofar as may be necessary to assert their respective rights hereunder, the agreements concerning confidentiality and contained in the Letter of Intent between the parties dated February 13, 1997 shall continue in full force and effect in accordance with their terms.

ARTICLE 16.  TITLE AND RISK OF LOSS

     	16.1	Title and Risk of Loss.

a.	MFM and the Shareholders shall bear all costs and
expenses and assume and bear all risk of loss, damage or destruction of or to the Assets due to theft, expropriation, seizure, destruction, damage, fire, earthquake, flood or other cause or casualty until title thereto is passed to the Survivor at the Effective Time.

b.	If prior to the Closing, any material Assets shall
have suffered, sustained or incurred any material loss, damage or destruction, including, without limitation, any environmental contamination or pollution, MFM and Shareholders shall not have elected at their sole option and expense to wholly repair or replace the Assets which suffered, sustained or incurred the material loss, damage or destruction with assets which are as nearly identical as practicable in value, form and function, BAB shall have the right, at its sole discretion and election, to either (i) terminate this Agreement, or (ii) complete the acquisition contemplated by this Agreement, in which event:

1)	MFM and the Shareholders shall assign and
transfer to BAB and BAB shall be entitled to receive all insurance proceeds and other compensation collected by reason of such loss, damage or destruction, together with any rights to receive any uncollected insurance proceeds or other compensation relating to such loss, damage or destruction and an amount equal to the sum of the aggregate amount of any applicable deductibles under any insurance policies covering the lost, damaged or destroyed Assets plus any self-insured retentions;
or

2)	BAB shall be entitled to reduce the
consideration to be paid in Articles 2 and 3 hereby of an amount equal to the cost of repair, or if destroyed or damaged beyond repair, or if expropriated, seized, lost or stolen, by an amount equal to the replacement cost; or

3)	BAB shall be entitled to utilize alternatives
1 and 2 concurrently, but not both with respect to any single MFM Asset.

     	If BAB elects to complete the acquisition contemplated hereby notwithstanding any such loss, damage or destruction, and if MFM and the Shareholders assigns such insurance proceeds and other compensation and any other rights thereto to BAB, then and Shareholders shall be released from any and all liability or responsibility with respect to such loss, damage or destruction, but shall cooperate with BAB, at no cost or expense to BAB, in collecting all insurance proceeds and other compensation with respect thereto. The consideration to be paid pursuant to Articles 2 and 3 hereunder in such event shall be reduced by the amount of any deductible amounts under such insurance policies and self-insured retentions which are not paid by MFM and Shareholders to BAB.

ARTICLE 17.  DEFINITIONS

     	For purposes of this Agreement, the following terms have the meanings specified:
	"Acquisition Proposal" - any proposal relating to the
possible acquisition of any of MFM whether by way of merger, purchase of capital stock or partnership interests representing fifty percent (50%) or more of the voting power or equity of such entity, purchase of all or substantially all of the assets of such entity, or otherwise.
	"Affiliate" - a Person which is controlled by, or which controls, or is under common control with another Person is an affiliate of such Person, whether such relationship is by virtue of common ownership, common Board of Directors, common general partners, voting trusts or agreements, ability to direct the vote of or disposition of voting securities, or otherwise.
	"Applicable Laws" - any and all federal, state, local, municipal, county, foreign, or other laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, writs, rulings, awards, executive orders, directive, requirements, injunctions
(whether temporary, preliminary, or permanent), judgment, decree, or other order adopted, enacted, implemented, promulgated,
issued, entered or deemed applicable by or under the authority of any Governmental Body or by the eligible voters of any
jurisdiction.
	"Benefit Plans" - any and all bonus, stock option,
restricted stock, stock purchase, profit-sharing, deferred compensation, severance, pension, retirement, disability, medical, dental, health or life insurance, death benefit,
incentive, welfare and/or other benefit, compensation and/or retirement plan, policy, arrangement and/or an agreement now or at any time heretofore maintained, sponsored or participated in by either MFM or any of its respective affiliates.
	"Code" - the Internal Revenue Code of 1986, as amended, or
any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
	"Contract" - any agreement, contract, obligation, promise, commitment, understanding or undertaking (whether written or oral and whether express or implied) of any type, nature or
description that is legally binding.
	"BAB Shares" - the shares of Common Stock of BAB Holdings,
Inc. issuable to Shareholders and Pierce W. Hance pursuant to
Article 2.1 hereof.
	"Encumbrance" - any claim, lien, pledge, charge, security interest, encumbrance, mortgage, lease, license, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security),
transfer, receipt of income, or exercise of any other attribute of ownership, except to the extent that any such claim or other restriction does not, and insofar as can reasonably be foreseen in the future will not, have a Material Adverse Effect on either
MFM or BAB or the Survivor.
	"Environmental and Safety Requirements" - all federal,
state, and local statutes, laws, rules, regulations, codes,
ordinances, orders, standards, permits, licenses, actions,
policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to protection, preservation or conservation of the environment and public or worker health and safety, all as amended, hereafter amended, or reauthorized.
	"ERISA" - the Employee Retirement Income Security Act of
1974, as amended.
	"Exchange Act" - The Securities Exchange Act of 1934, as amended, or any successor law.
	"GAAP" - generally accepted accounting principles in the
United States.
	"Governmental Body" - any:
	(i)	nation, state, county, city, town, village, district,
or other jurisdiction of any nature;
	(ii)	federal, state, local, municipal, foreign, or other
government;
	(iii)	governmental or quasi-governmental authority of
any nature (including any governmental agency, branch,
commission, department, official, or other entity, and any court or other tribunal);
	(iv)	multi-national organization or body; or
	(v)	body exercising, or entitled or purporting to exercise,
any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
	"Hazardous Materials" - All (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation
and Liability Act, 42 U.S.C. Sec. 9601 et seq.; (ii) hazardous wastes as defined by the Resource Conservation and Recovery Act,
42 U.S.C. Sec. 6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees
Fahrenheit and 14.7 pounds per square inch absolute); (iv) any radioactive materials, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C.
Sec. 2011 et seq.; (v) asbestos in any form or condition; (vi) polychlorinated biphenyls ("PCB's"); and (vii) any other material, substance, or waste to which liability or standards of conduct may be imposed under any Environmental and Safety
Requirements.
	"IRS" - the United States Internal Revenue Service.
	"Knowledge" - shall mean knowledge after such inquiry as is reasonable under the circumstance.
	"Material Adverse Effect" - in connection with any party,
any event, change, or effect that is materially adverse,
individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such party, taken as a whole.
	"Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of
Business" only if:
	(i)	such action is consistent with the past practices of
such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and
	(ii)	such action is not required to be authorized by the
board of directors of such Person (or by any Person or group of
Persons exercising similar authority) and does not require any other separate or special authorization of any nature.
	"Person" - any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental
Body.
	"Proceeding" - any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative or investigative) commencing, brought, conducted, or heard by or before, or otherwise involving, any Governmental
Body or arbitrator.
	"Related Person" - with respect to a particular individual:
	(i)	each other member of such individual's Family (as
hereafter defined); and
	(ii)	any Person that is, directly or indirectly, controlled
by any one or more members of such individual's Family.
	With respect to a specify Person other than an individual:
	(i)	any Person that, directly or indirectly, controls, is
controlled by, or is under common control with such Person; and
	(ii)	each Person that serves as a director, executive
officer, general partner, executor, or trustee of such specified
Person (or in a similar capacity);
For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse, (iii) any lineal ancestor or lineal descendant of the individual, or
(iv) a trust for the benefit of the foregoing. A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (A) through the ownership of voting securities, (B) through common directors, trustee, or officers, or (C) by contract or otherwise.
	"SEC" - the Securities and Exchange Commission.
	"Securities Act" - the Securities Act of 1933, as amended, or any successor law.
	"Securities Exchange Act" - the Securities Exchange Act of 1934, as amended, or any successor law.
	"Tax or Taxes" - (i) any and all new income, gross income, gross receipts, sales and use, ad valorem, franchise, profits, transfer, sales, use, social security, unemployment, licenses, withholding, payroll, excise, severance, stamp, occupation, property, customers duties and/or other taxes, fees or charges of any king whatsoever imposed by a foreign, federal, state, country local and/or other taxing authority together with any interest or penalty thereon, and/or (ii) the liability for the payment of any consolidated tax, including penalty or interest thereon, of the type described in the immediately preceding subsection (i), including any federal, state, local and/or other consolidated income tax liability including any penalty or interest thereon, as a result of being a member of, and which may be imposed upon, an affiliated group (as defined in Section 1504(a) of the Code, or other Applicable Law).
	"Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing, or any notice has been given in writing, or if any other event has occurred, or any other circumstances exist that would lead a reasonably prudent
Person to conclude that such a claim, Proceeding, dispute, action, or other matter is substantially likely to be asserted, commenced, taken, or otherwise pursued in the future.

ARTICLE 18.  MISCELLANEOUS

     	18.1	Preservation of and Access to Records.  All books and
records of MFM conveyed to the Survivor hereunder shall be preserved by the Survivor for a period of six (6) years after the Effective Time; provided, however, the Survivor may destroy any part or parts of such records upon obtaining written consent of Shareholders for such destruction, which consent shall not be unreasonably withheld or delayed. Such records shall be made available to the Shareholders and their representatives at all reasonable times during normal business hours of the Survivor during said six-year period with the right at their expense to make abstracts from and copies thereof. The Survivor may return such records to the Shareholders at any time and Survivor's obligation to preserve or make available such records shall thereupon terminate.

     	18.2	Cooperation Prior To Closing.  The parties hereto shall
cooperate with each other in all respects, including using their reasonable efforts to assist each other in satisfying the conditions precedent to their respective obligations under this Agreement, to the end that the transactions contemplated hereby will be consummated. Without limiting the generality of the foregoing, (a) the Shareholders will vote all of their shares and partnership interests in MFM in favor of the consummation of the transactions contemplated hereby, (b) MFM and BAB shall consult with each other before they enter into any franchise agreements and/or area franchise development agreements from and after the date hereof to prevent, to the extent practicable, any territorial or other conflicts, any commitments which, in the judgment of BAB could adversely affect the Business after the Effective Time, or the business of BAB prior to or after the Effective Time, (c) MFM and Shareholders shall assist BAB, at
BAB's sole expense, in amending the franchise offering circulars utilized for the sale of Big Apple Bagels, Brewsters Coffee, and My Favorite Muffin franchises in accordance with Applicable Laws to reflect that following the Effective Time, BAB and/or its subsidiaries or other Affiliates will be offering and selling My Favorite Muffin franchises and area franchises, (e) MFM and the Shareholders shall assist and cooperate with BAB and its Affiliates in preparing a franchise offering circular for My
Favorite Muffin franchisees and area franchises and in registering such franchises for offer and sale in accordance with Applicable Laws so that BAB and/or its Affiliates may offer and sell such franchises immediately following the Effective Time;
(f) BAB shall cooperate with MFM in promptly and adequately responding to all concerns expressed by MFM's franchisees relating to the transactions contemplated by this Agreement; (g) from and after the execution of this Agreement, the parties hereto acknowledge and agree that the parties and their respective affiliates will discontinue offering and selling their respective franchises unless and until they have amended their franchise offering circulars and applicable franchise registrations to disclose the execution of this Agreement and the proposed consummation of the transactions contemplated hereby;
and (h) each party shall promptly supply the other with all information required by such party and its affiliates to amend and/or prepare their franchise offering circulars and franchise registrations as contemplated hereby.

     	18.3	Employees.  Nothing contained in this Agreement shall
constitute or be construed as a contract of employment between BAB or any of its Affiliates and any employees of MFM, and any such employee(s) hired by BAB or any of its Affiliates, including but not limited to the Survivor, shall remain subject to discharge and lay-off by such employer at any time.

     	18.4	Public Announcements.  The timing and content of all
public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both BAB and the Shareholders prior to the release of such public announcements. Notwithstanding the foregoing, BAB may make such public disclosures as may be required by Applicable Laws. Subsequent to the Closing, BAB may make such announcements and/or advertisements as it, in its sole discretion, deems necessary to all customers, franchisees, and supplies and/or potential customers, franchisees and suppliers of the Business.

     	18.5	Sales, Use and Deed Taxes.  The Survivor agrees to pay
in full any and all federal, state, local and foreign sales taxes, use taxes, deed taxes, mortgage registrations, real estate transfer taxes or other similar taxes (including any interest or penalty thereon), but specifically excluding any income tax, as and when the same may be due, which may be imposed upon or arise out of the sale of the consummation of the transactions contemplated hereby.

     	18.6	Notices.  All notices, demands and other communications
provided for hereunder shall be in writing and shall be given by personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its/his address as set forth below or at such other address or in such other manner as may be designated by such party in written notice to each of the other parties. All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is so given or made:

     If to MFM or the Shareholders:	My Favorite Muffin Too,
     Inc.
          	Ruth Stern
          	4 Cedar Brook Drive North
          	Cranburry, NJ  08512

    With a copy to:	Arthur L. Pressman
          	Abraham, Pressman & Bauer, P.C.
          	1818 Market Street, 35th Floor
          	Philadelphia, PA 19103

     If to Purchaser:
          	BAB Holdings, Inc.
          	8501 W. Higgins Road, Suite 320
          	Chicago, IL 60631
          	Attn:  Michael K. Murtaugh, General
           Counsel

    With a copy to:	Janna R. Severance
          	Moss & Barnett P.A.
          	4800 Norwest Center, 90 South Seventh
           Street
          	Minneapolis, MN 55402-4129

     	18.7	Entire Agreement.  This Agreement, including the
documents, instruments, and agreements to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

     	18.8	Remedies Cumulative.  Remedies herein provided are
cumulative and not exclusive of any other remedies provided by Applicable Law.

     	18.9	Specific Performance.  The parties acknowledge and
agree that the Assets are unique and that an aggrieved party will have no adequate remedy at law if a defaulting party shall fail to perform any of its/his/their obligations hereunder. In such event, the aggrieved party shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.

     	18.10	Amendments.  No purported amendment, modification
or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the parties.

     	18.11	Successors and Assigns.  This Agreement shall be
binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but except as hereinafter provided in this Section, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto. In its sole discretion, BAB may assign its rights and the rights of BAB Sub in, and/or delegate its duties and the duties of BAB Sub under this Agreement to, one or more Persons that directly or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the BAB Sub (individually an "Affiliate" and collectively "Affiliates"). In the event of such an assignment of rights and/or delegation of duties, all references to BAB Sub in this Agreement shall be deemed to be references to the Affiliate(s) to which this Agreement is assigned; provided that no such assignment and/or delegation shall relieve BAB Sub of any of its duties or obligations hereunder.

     	18.12	Costs.  Except as otherwise expressly provided for
herein and notwithstanding any assumption of liabilities pursuant to the terms of the merger contemplated by this Agreement, MFM on behalf of Shareholders and BAB on behalf of itself and BAB Sub shall pay its/their own costs and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including but not limited to fees and disbursements of their attorneys and accountants.

     	18.13	Governing Law.  This Agreement, including the
documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

     	18.14	Counterparts; Facsimile.  This Agreement may be
executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. Any facsimile signature shall be deemed an original signature.

     	18.15	Headings.  The headings of the articles, sections
and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms "this Agreement," "hereof," "herein," "hereunder," "hereto" and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the Schedules and Exhibits hereto and any document, instrument or agreement executed and/or delivered by the parties pursuant hereto.

     	18.16	Scope of Agreement.  Unless the context otherwise
requires, all references in this Agreement or in any Schedule or Exhibit hereto, to the assets, properties, operations, business, financial statements, employees, books and records, accounts receivable, accounts payable, Contracts, agreements or other attributes of the Business of MFM shall mean such items or attributes as they are used in, apply to, or relate to the Business.

     	18.17	Number and Gender.  Unless the context otherwise
requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

     	18.18	Severability.  In the event that any provision of
this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

     	18.19	Parties in Interest.  Nothing expressed or implied
in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person or entity other than the parties hereto or their respective heirs, personal representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liabilities of any third Person or entity to the parties hereto.

     	18.20	Waiver.  The terms, conditions, warranties,
representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and/or delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representations as of the day, month and year first above written.

                               BAB HOLDINGS, INC.


                               By  s/ Michael W. Evans
                                   -----------------------
                               Its President and CEO


                               BAB ACQUISITION SUB, INC.

                               By  s/ Michael W. Evans
                                   -----------------------
                               Its President and CEO


                               MY FAVORITE MUFFIN TOO,INC.

                               By  s/ Owen Stern
                                   -----------------------
                               Its President



                            MUFFIN HOLDINGS OF PENNSYLVANIA,
                              A LIMITED PARTNERSHIP

                             By Muffin Favorite Muffin Too,
                                Inc.
                                Its sole general and limited
                                 partner


                               By  s/ Owen Stern
                                   ---------------------
                                The President of My Favorite
                                   Muffin Too, Inc.

                               SHAREHOLDERS:

                                   s/ Owen Stern
                                   ----------------------
                                     Owen Stern

                                   s/ Ruth Stern
                                   ----------------------
                                     Ruth Stern

                                   s/ Ilona Stern
                                   ----------------------
                                     Ilona Stern


LIST OF SCHEDULES AND EXHIBITS

Schedule 4.1(b)	List of Proprietary Rights
Schedule 4.1(d)	List of Vehicles
Schedule 4.1(g)	List of Operating Contracts
Schedule 4.1(h)	List of Licenses, Certificates,
                Franchises,Permits, Consents and
                Approvals
Schedule 4.1(i)	Categories of Pre-Paid Expenses
Schedule 4.1(n)	List of Computer Software
Schedule 5.1(a)	List of Contracts, Leases, Etc.
Schedule 5.1(b)	List of Loans and Credit Agreements
Schedule 5.1(c)	List of Insurance Policies and Claims
Schedule 5.1(d)	List of Employee Plans
Schedule 5.1(e)	List of Taxes
Schedule 5.1(g)	List of Other Obligations
Schedule 6.3    List of Required Filings, Permits,
                Consents, Approvals and Notices
Schedule 6.4    List of Encumbrances
Schedule 6.6    List of Pending and Threatened Litigation
Schedule 6.8   	List of Tax Matters
Schedule 6.11  	List of Financial Statements and Certain
                Liabilities
Schedule 6.17  	List of Questionable Accounts Receivable
Schedule 6.19  	List of Employees and Employment Terms
Schedule 6.22  	List of Other Material Contracts
Schedule 6.25  	Product Liability Claims
Schedule 6.26  	List of Insurance Policies
Schedule 6.27  	Broker(s) and Fee Arrangement
Schedule 6.32  	List of Terminated Franchise Agreements

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Employment Agreement with Owen Stern
Exhibit D	Form of Employment Agreement with Ruth Stern
Exhibit E	Form of Employment Agreement with Ilona Stern
Exhibit F	MFM's and Shareholders' Closing Certificate
Exhibit G	Opinion of Counsel to MFM Too, MH and the
          Shareholders
Exhibit H	BAB's and BAB Sub's Closing Certificate